Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG
USA MOBILITY, INC.,
ARCH WIRELESS, INC.,
USMO ACQUISITION CO.,
AMCOM SOFTWARE, INC.,
the SELLING STOCKHOLDERS specified herein
AND
NORWEST EQUITY PARTNERS IX, L.P.
as STOCKHOLDERS’ REPRESENTATIVE
Dated as of March 3, 2011

i

ii

iii

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER, dated as of March 3, 2011 (this “Agreement”), by and among USA Mobility, Inc., a Delaware corporation (“Parent”), Arch Wireless, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Holding Company”), USMO Acquisition Co., a Delaware corporation and a wholly owned subsidiary of the Holding Company (“Merger Sub”), Amcom Software, Inc., a Delaware corporation (the “Company”), solely for purposes of Section 5.3 and Article 7 hereof, the Selling Stockholders (as defined herein), solely for purposes of Section 5.4, the Selling Executive Stockholders (as defined herein) and, solely for purposes of Sections 2.2, 2.4, 7.5, 7.7 and 7.8, Norwest Equity Partners IX, L.P. in its capacity as Stockholders’ Representative (as defined herein). Certain capitalized terms used herein have the meanings assigned to them in Section 8.2 or elsewhere in this Agreement as described in Section 8.3.
          WHEREAS, the respective Boards of Directors of Parent, the Holding Company, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
          WHEREAS, the respective Boards of Directors of Parent, the Holding Company, Merger Sub and the Company have approved this Agreement and determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders; and
          WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Selling Stockholders have voted their shares of Company Common Stock to approve this Agreement and the Merger.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:
Article 1.
The Merger
          Section 1.1 The Merger. Upon the terms set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
          Section 1.2 Closing. Upon the terms of this Agreement, the consummation and the closing of the Merger and the occurrence of all transactions contemplated hereby (the “Closing”), including the filing of the certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, shall occur upon the execution and delivery of this agreement at the offices of Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, DC 20004 (or such other place as agreed by the parties). Notwithstanding anything to the contrary herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered in accordance with this Agreement.
          Section 1.3 Effect of the Merger. Upon the Closing, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the Closing, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
          Section 1.4 Certificate of Incorporation; Bylaws. The Company’s certificate of incorporation, as in effect immediately prior to the Closing, shall be amended upon the Closing to read in the form of Exhibit B attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. The Company’s bylaws, as in effect immediately prior to the Closing, shall be amended in their entirety upon the Closing to read in the form of Exhibit C attached hereto and, as so amended, shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.
          Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Closing shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Closing shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
Article 2.
Conversion of Securities; Exchange of Certificates
          Section 2.1 Conversion of Securities. Upon the Closing, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities referenced below in Section 2.1.1:
               Section 2.1.1 Conversion Generally. Each share (a “Common Share”) of Company Common Stock issued and outstanding immediately prior to the Closing (other than any shares of Company Common Stock to be canceled or converted pursuant to Section 2.1.3) shall thereupon be converted into and become the right to receive the applicable portion of the Merger Consideration as determined pursuant to Section 2.1.5 hereof. In addition, each holder of any option (“Option Holders” and, together with the Selling Stockholders, the “Holders”) to purchase shares of Company Common Stock (an “Option”) outstanding immediately prior to the Closing, whether or not fully vested, and for which Merger Consideration would be payable pursuant to Section 2.1.5 (i.e. in-the-money) (each, a “Company Option” and collectively, the “Company Options”), issued under any stock option plan of the Company or any other plan, agreement or arrangement (the “Company Stock Option Plans”), shall have such Option Holder’s Company Options converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to

Section 2.1.5 hereof. All Options other than Company Options shall be automatically canceled upon the Closing and no consideration shall be payable therefor.
               Section 2.1.2 Merger Consideration. The “Merger Consideration” shall consist of $163,448,000 minus the debt of the Company assumed by Parent referred to in Section 4.6, minus payments associated with the incremental federal payroll taxes for the Aggregate Option Payment and the Transaction Bonus Amount, minus the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital, plus an amount equal to the cash on hand of the Company as of the close of business on the date immediately preceding the Closing Date.
               Section 2.1.3 Cancellation or Conversion of Certain Shares. Each share of Company Common Stock held by Parent, the Holding Company, Merger Sub, any wholly owned subsidiary of Parent or Merger Sub or in the treasury of the Company immediately prior to the Closing shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto. Any shares of Company Common Stock held by the Subsidiary of the Company shall remain outstanding and shall become that number of shares of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of the Surviving Corporation as the number of shares of Company Common Stock held by the Subsidiary bore to the aggregate number of outstanding shares of the Company immediately prior to the Closing.
               Section 2.1.4 Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Closing shall be converted into and be exchanged for one hundred (100) newly and validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation.
               Section 2.1.5 Allocation of Merger Consideration. Subject to the Escrow Amount deposit pursuant to Section 2.2.1.2, the Merger Consideration shall be allocated among the Holders as set forth in this Section 2.1.5. Each Selling Stockholder shall be entitled to receive, in respect of the Common Shares held by such Selling Stockholder, a portion of the Merger Consideration in cash, without interest, equal to (x) the Cash Per Fully-Diluted Common Share, multiplied by (y) the number of Common Shares held by such Selling Stockholder immediately prior to the Closing. Each Option Holder shall be entitled to receive, in respect of the Company Options held by such Option Holder, a portion of the Merger Consideration in cash equal to (i) the Cash Per Fully-Diluted Common Share, multiplied by the aggregate number of shares of Company Common Stock subject to all Company Options held by such Option Holder immediately prior to the Closing, minus (ii) the aggregate cash exercise price payable upon exercise of all Company Options held by such Option Holder immediately prior to the Closing.
          Section 2.2 Deliveries; Exchange Procedures.
               Section 2.2.1 Deliveries. At the Closing and pursuant to and in accordance with the Funds Flow Memorandum attached hereto as Exhibit D (the “Funds Flow Memorandum”), Parent shall deliver by wire transfer of immediately available funds:

                    Section 2.2.1.1 to the Selling Stockholders, the Merger Consideration, less the Escrow Amount, less the Stockholders’ Representative Expense Amount, less the Transaction Expense Amount (to be paid pursuant to and in accordance with the Funds Flow Memorandum), less the Transaction Bonus Amount (to be paid pursuant to and in accordance with the Funds Flow Memorandum) and less the Aggregate Option Payment (collectively, the “Funding Amount”);
                    Section 2.2.1.2 to Wells Fargo, N.A., (the “Escrow Agent”), $15,000,000 (the “Escrow Amount”) to be held in escrow pursuant to the provisions of the Escrow Agreement;
                    Section 2.2.1.3 to the Stockholders’ Representative, $100,000 (the “Stockholders’ Representative Expense Amount”) to be deposited in an account specified by the Stockholders’ Representative (the “Stockholders’ Representative Expense Account”), which shall be used by the Stockholders’ Representative as the first recourse to fund any expenses incurred by the Stockholders’ Representative in accordance with the performance of its obligations hereunder; and
                    Section 2.2.1.4 to the Surviving Corporation $8,110,811.92 (the “Aggregate Option Payment”).
               Section 2.2.2 Exchange Procedures.
                    Section 2.2.2.1 At the Closing, the Selling Stockholders shall surrender to Parent certificates which immediately prior to the Closing represented outstanding shares of Company Common Stock (the “Certificates”) in exchange for the applicable portion of the Merger Consideration, determined in accordance with Section 2.1.5, and any Certificate so surrendered shall forthwith be canceled; provided, however, that any payment with respect to the Company Options held by the Option Holders shall be made by the Surviving Corporation and the Surviving Corporation shall make payment to such Option Holders subject to applicable withholding as provided in Section 2.2.5 and in accordance with Parent’s customary payroll practices on the earliest practical payroll date following the Closing; and provided further that a portion of the Merger Consideration otherwise payable to the Holders equal to the Escrow Amount multiplied by such Holder’s Escrow Percentage shall be held in escrow in accordance with Section 2.2.1.2 and the Escrow Agreement.
                    Section 2.2.2.2 No interest will be paid or accrued on any of the Merger Consideration. In the event of a transfer of ownership of Common Shares which is not registered in the transfer records of the Company, the transferee shall be treated in the same fashion as any other Selling Stockholder with respect to the Common Shares held by such transferee, but only if the Certificate(s) representing such Common Shares are presented to Parent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Closing to represent only the right to receive upon such surrender such Selling Stockholder’s applicable portion of the Merger Consideration determined in accordance with Section 2.1.5.

               Section 2.2.3 Further Rights in Company Common Stock. All Merger Consideration paid upon conversion of the Common Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Common Shares.
               Section 2.2.4 No Liability. The portion of the Merger Consideration paid in accordance with the terms of this Section 2.2 and the payment of the applicable Escrow Percentage of any Escrow Funds payable in accordance with this Agreement, if any, in respect of a Certificate or a Company Option, as the case may be, that have been so surrendered shall be deemed to have been paid in full satisfaction of all rights of the subject Common Share or Company Option to receive such consideration, as the case may be.
               Section 2.2.5 Withholding. Parent, the Holding Company, Merger Sub, the Escrow Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder such amounts as Parent, the Holding Company, Merger Sub, the Escrow Agent or the Surviving Corporation are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Holding Company, Merger Sub, the Escrow Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.
               Section 2.2.6 Satisfaction of Payment Obligations. Upon (i) payment by Parent of the Funding Amount to the Selling Stockholders pursuant to the Funds Flow Memorandum and (ii) delivery by Parent of the Escrow Amount to the Escrow Agent, Parent shall be deemed to have satisfied its obligations to make payments in respect of the Merger Consideration.
          Section 2.3 Stock Transfer Books. Upon Closing, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Closing, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Closing shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Closing, any Certificates presented to the Surviving Corporation or Parent for any reason shall be converted into the applicable portion of the Merger Consideration determined in accordance with Section 2.1.5.
          Section 2.4 Net Working Capital Adjustments.
               Section 2.4.1 The Company has delivered to Parent: (a) an estimated balance sheet of the Company (the “Closing Balance Sheet”) immediately prior to the close of business on the date of the Closing (the “Closing Date”) and (b) a written statement setting forth its good faith estimate of Net Working Capital immediately prior to the close of business on the Closing Date (the “Estimated Net Working Capital”) determined without giving effect to the consummation of the Merger or any financing transactions in connection therewith. The Closing Balance Sheet shall be the Company’s good faith estimate of its balance sheet immediately prior to the close of business on the Closing Date based on the Company’s review of financial information then reasonably available and inquiries of personnel responsible for the preparation of the Audited Company Financial Statements.
               Section 2.4.2 If the Estimated Net Working Capital is less than negative $1.0 million (the “Target Net Working Capital”), the Merger Consideration to be paid upon the Closing shall be decreased on a dollar-for-dollar basis by the difference between the Target Net Working Capital and the Estimated Net Working Capital.
               Section 2.4.3 As soon as reasonably practicable following the Closing, and in any event within ninety (90) calendar days thereof, Parent shall prepare and deliver to the Stockholders’ Representative a written computation of Parent’s calculation of Net Working Capital (“Closing Net Working Capital”) as of the Closing Date (determined as of the close of business immediately prior to such date). Following delivery by Parent of its calculation of Closing Net Working Capital and until final determination of any adjustment to the Estimated Net Working Capital pursuant to this Section 2.4.3, the Stockholders’ Representative shall be entitled to have reasonable access to and review the work papers, trial balances and other documents utilized or compiled by Parent or any of their respective officers, directors, employees, counsel, accountants, advisors, representatives and agents in preparation of Parent’s calculation of Closing Net Working Capital.
               Section 2.4.4 The Stockholders’ Representative shall have thirty (30) days after receiving Parent’s calculation of Closing Net Working Capital in which to deliver written notice of objection thereto to Parent setting forth in reasonable detail the basis of the objections. Failure to object in writing within such 30-day period shall constitute the Stockholders’ Representative’s final and binding acceptance of Parent’s calculation of Closing Net Working Capital. The Stockholders’ Representative and Parent shall in good faith attempt jointly to resolve any disputed objection so raised by the Stockholders’ Representative with respect to Parent’s calculation of Closing Net Working Capital within 30 days after Parent’s receipt of the notice of such objection from the Stockholders’ Representative. If Parent and the Stockholders’ Representative cannot resolve all such objections within such 30-day period, the parties shall select a mutually acceptable nationally recognized accounting firm (the “Auditor”) that is independent from, and has not been retained as the principal audit firm in the prior three (3) years by, the Company, the Selling Stockholders, or Parent, to resolve the remaining issues. The parties agree to jointly instruct the Auditor that it may not determine an amount of Net Working Capital in excess of that claimed by the Stockholders’ Representative or less than that claimed by Parent. The Auditor’s fees and expenses shall be paid by Parent if the amount of Net Working Capital determined by the Auditor is more than that claimed by Parent, and by the Selling Stockholders if the amount of Net Working Capital determined by the Auditor is less than that claimed by the Stockholders’ Representative. The parties shall use their reasonable best efforts to cause the Auditor to make its determination as promptly as possible and in any event within 60 days after the Auditor has been retained, including, without limitation, by promptly complying with all reasonable requests for information, books, records and similar items. Each of Parent and the Stockholders’ Representative will be afforded the opportunity to present to the Auditor any materials related to the determination and to discuss the determination with the Auditor. The determination of the Auditor will be conclusive and binding on the parties and shall be reflected in a final Closing Net Working Capital approved or prepared by the Auditor.
               Section 2.4.5 If, upon final determination of the Closing Net Working Capital pursuant to this Section 2.4, the Closing Net Working Capital is less than both the Target Net Working Capital and the Estimated Net Working Capital, then Parent and the Stockholders’ Representative shall execute written instructions to the Escrow Agent instructing the Escrow Agent to disburse the following amount, which amount the Escrow Agent shall pay to Parent out of the Escrow Funds pursuant to and in accordance with the Escrow Agreement:
                    Section 2.4.5.1 if the Estimated Net Working Capital is less than the Target Net Working Capital, the amount by which Closing Net Working Capital is less than the Estimated Net Working Capital; or
                    Section 2.4.5.2 if the Estimated Net Working Capital is greater than the Target Net Working Capital, the amount by which Closing Net Working Capital is less than the Target Net Working Capital.
Article 3.
Representations and Warranties of the Company
          Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub and attached and made a part of this Agreement (the “Company Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement, the Company hereby represents and warrants to Parent, the Holding Company and Merger Sub as follows:
          Section 3.1 Organization and Qualification; the Subsidiary. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Commtech Wireless Pty Ltd is the only subsidiary of the Company (the “Subsidiary”) and is duly organized, validly existing and in good standing under the laws of Australia. The Company and the Subsidiary have the requisite corporate power and authority to own, lease and operate their properties and to carry on their business as it is now being conducted. The Company and the Subsidiary are duly qualified or licensed to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule describes the authorized capitalization of the Subsidiary. Neither the Company nor the Subsidiary holds an Equity Interest in any other person.
               Section 3.1.1 The Company has made available to Parent a complete and correct copy of each of the Company’s certificate of incorporation (the “Company Certificate”) and the Company’s bylaws (the “Company Bylaws”). The Company has made available to Parent a complete and correct copy of the certificate of incorporation and bylaws (or equivalent organizational documents), each as amended and in effect on the date hereof, of the Subsidiary.
               Section 3.1.2 Section 3.1.2 of the Company Disclosure Schedule sets forth a true and complete list of the jurisdictions in which the Company is qualified to do business as a foreign corporation as of the date of this Agreement.
          Section 3.2 Capitalization.
               Section 3.2.1 Immediately prior to the Merger and the Closing, the authorized capital stock of the Company consisted of (i) 60,000,000 shares of Company Common Stock, of which, there were 50,000,000 shares issued and outstanding (excluding 109,711 shares of Company Common Stock held in treasury) and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which no shares are issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. To the Company’s knowledge, except for those holders of shares of Company Common Stock specified on Section 3.2.1 of the Company Disclosure Schedule, there are no other holders of shares of Company Common Stock as of Closing.
               Section 3.2.2 Immediately prior to the Merger and the Closing, the Company had no shares of Company Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for 6,000,000 shares of Company Common Stock reserved for issuance pursuant to the payment and cancellation of outstanding Options under the Company Stock Option Plans. All shares of Company Preferred Stock and Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Closing on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Section 3.2.2 of the Company Disclosure Schedule sets forth a true and complete list of (A) each Option Holder, (B) the number of Options held by such Option Holder as of the date hereof, (C) the number of shares of Company Common Stock subject to each such Option (i.e., the original amount less exercises and any cancellations), (D) the exercise price, expiration date and vesting schedule of each such Option, and (E) whether each such Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
               Section 3.2.3 Except for (i) the Options described in Section 3.2.2, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (i) relating to any Equity Interests of the Company or (ii) obligating the Company to issue, acquire or sell any Equity Interests of the Company. Since the close of business on December 31, 2010, the Company has not issued any shares of its capital stock or other Equity Interests (other than shares of Company Common Stock issued upon the exercise of Options and Options granted to Company employees and other service providers in the ordinary course of business consistent with past practice). All of the outstanding shares of Company Common Stock and Options have been granted, offered, issued, sold and delivered by the Company in compliance in all material respects with all applicable federal and state securities laws.

               Section 3.2.4 There are no outstanding obligations of the Company or the Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any shares of Company Common Stock or other Equity Interests in the Company or the Subsidiary.
               Section 3.2.5 Except for its ownership of the Subsidiary, the Company does not own, directly or indirectly, any Equity Interest in any person, or have any obligation or any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other person. The Subsidiary does not own, directly or indirectly, any Equity Interest in any person, or have any obligation or any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other person.
          Section 3.3 Authority and Stockholder Approval. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the Stockholder Approval, which has been obtained as of the delivery and execution of this Agreement. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent, the Holding Company and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by court-applied equitable principles.
          Section 3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the Company Certificate or Company Bylaws or the equivalent organizational documents of the Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or the Subsidiary, or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company or the Subsidiary pursuant to, any Contract, Company Permit or other instrument or obligation to which the Company or the

Subsidiary is a party or by which it or any of their respective properties or assets may be bound or affected.
          Section 3.5 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement require (with or without notice or lapse of time, or both) the Company to obtain any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other person, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) such filings and approvals as may be required by the HSR Act, (c) the Stockholder Approval and (d) such consents, approvals, authorizations, permits, filings, registrations or notifications with or to any Governmental Entity or any other person, the failure of which to obtain, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.
          Section 3.6 Permits; Compliance With Law; Privacy.
               Section 3.6.1 Each of the Company and the Subsidiary holds all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and the Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), except where the failure to have any Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 3.6.1 of the Company Disclosure Schedule contains a true and complete list of the Company Permits. Each of the Company and the Subsidiary is in, and since January 1, 2010 has been in, material compliance with the terms of the Company Permits, and all of the Company Permits are valid and in full force and effect, except where the failure to be in compliance with any Company Permits, or the failure of any Company Permits to be valid or in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No suspension, modification, revocation or cancellation of any of the Company Permits is pending or threatened, nor, to the knowledge of the Company, do reasonable grounds exist for any such action.
               Section 3.6.2 Each of the Company and the Subsidiary is not, and since April 1, 2008 has not been in conflict with, default under or violation of, or is being or since April 1, 2008 has been charged by or, to the knowledge of the Company, has been investigated for, any Governmental Entity with a violation of, any Law applicable to the Company or the Subsidiary or by which any property or asset of the Company or the Subsidiary is bound or affected, except for any conflicts, defaults, violations, investigations or charges that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or the Subsidiary is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, except for such investigations or reviews, the outcomes of which if determined adversely to the Company or the Subsidiary, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

               Section 3.6.3 Privacy and Personal Data.
                    Section 3.6.3.1 The Corporation and the Subsidiary have and do comply in all material respects with (i) all applicable laws and regulations regarding the receipt, protection, storage, use, and disclosure of Personal Data and Protected Health Information, including applicable portions of HIPAA, HITECH, and the Federal Trade Commission Act, each as amended, their implementing regulations, and any comparable state laws and regulations; and (ii) all Business Associate agreements and comparable Contracts pertaining to the protection of Personal Data or Protected Health Information, as such term is defined under HIPAA (such Contracts, “Privacy Agreements”).
                    Section 3.6.3.2 To the Company’s knowledge, neither the Company nor the Subsidiary has suffered a security incident or breach of Personal Data or unsecured Protected Health Information (as defined in HIPAA, as amended by HITECH) that would require notification to a customer, nor has the Company or the Subsidiary received any written notice or written complaints from any Person regarding such a security breach relating to such information.
                    Section 3.6.3.3 Neither the Company nor the Subsidiary has received any written notice, claim, complaint, lawsuit, service of process, or other written communication alleging any material violation by any of them of HIPAA, HITECH, or the Federal Trade Commission Act, or any loss, damage or other consequences arising from such a violation.
                    Section 3.6.3.4 The Company and the Subsidiary have agreements in place with all Persons whose relationship with the Company or the Subsidiary involves the collection, use, disclosure, storage, or processing of Personal Data or Protected Health Information on behalf of the Company as required in the Privacy Agreements.
                    Section 3.6.3.5 Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement will result in any material violation of any Privacy Agreements.
                    Section 3.6.3.6 Except for Privacy Agreements, no Contract prohibits the Company from using de-identified data (as that term is defined in HIPAA).
          Section 3.7 Financial Statements; Financial Condition.
               Section 3.7.1 The Company has delivered to Parent its audited financial statements (balance sheet and income and cash flow statements, including notes thereto) of the Company as of March 31, 2008, March 31, 2009 and March 31, 2010 and for the respective fiscal years then ended (the “Audited Company Financial Statements”), and the unaudited financial statements of the Company for the (3) month period ended June 30, 2010, for the six (6) month period ended September 30, 2010 and for the nine (9) month period ended December 31, 2010 (together with the Audited Company Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, for the absence of footnotes and subject to normal year-end audit adjustments which were not and would not, individually or in the aggregate, be material), and each presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein. The books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Company Financial Statements are consistent with such books and records.
               Section 3.7.2 The net accounts receivable, net inventory and deferred revenue described in the Company Financial Statements are a true and accurate statement thereof. Promises and commitments by the Company to provide goods and services in the future for which consideration has been received but goods and services have not yet been provided are properly reflected and disclosed in their entirety in the Company Financial Statements as deferred revenue in accordance with GAAP. Other than as set forth in Section 3.7.2 of the Company Disclosure Schedule, the Company has no other (i) commitments to provide goods and services in the future that would be recognizable as income upon performance by the Company, (ii) inventory held for sale, (iii) work-in-progress or (iv) inventory or asset writedowns for obsolescence, other than as reflected and disclosed in the Company Financial Statements.
          Section 3.8 Governance Practices; Internal Controls.
               Section 3.8.1 Neither the Company nor, to the knowledge of the Company, any subsidiary, director, officer, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company has engaged in questionable accounting or auditing practices. No attorney currently or formerly representing the Company has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, or any of its officers, directors, employees or agents, to the current board of directors of the Company (the “Company Board”) or any committee thereof or to any current director or executive officer of the Company.
               Section 3.8.2 The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) records that fairly reflect transactions in, and dispositions of, assets, are maintained in reasonable detail, (ii) receipts and expenditures are being made generally in accordance with authorizations of management or directors and (iii) the unauthorized acquisition, use or disposition of assets that could have a material effect on the financial statements is prevented or timely detected.
          Section 3.9 Books and Records. The books and records of the Company have been, and are being, fully, properly and accurately maintained in accordance with GAAP (to the extent applicable) applied on a consistent basis and any other applicable legal and accounting requirements and reflect only actual transactions. The minute books of the Company, all of which have been made available by the Company to Parent, contain complete and correct records of all meetings and other corporate actions held or taken since April 1, 2008 of its stockholders and board of directors, including committees of its boards of directors.

          Section 3.10 No Undisclosed Liabilities. The Company and the Subsidiary have no liabilities or obligations, whether accrued, absolute, asserted or unasserted, contingent or otherwise (the “Liabilities”), except as and to the extent reflected or reserved for in the Company Financial Statements and except for (i) Liabilities of the same nature as those set forth in the Company Financial Statements and incurred in the ordinary course of business since the completion of the Company Financial Statements (none of which results from, arises out of, relates to, is in the nature of or was caused by breach of contract, breach of warranty, tort, infringement or violation of law) and (ii) Liabilities arising after the date of this Agreement and permitted by the terms hereof.
          Section 3.11 Absence of Certain Changes or Events. Except as set forth in Section 3.11 of the Company Disclosure Schedule, and except for any effect of the transactions contemplated by this Agreement, since March 31, 2010, the Company and the Subsidiary have operated in the ordinary course of business, consistent with past practice, and neither the Company nor the Subsidiary has:
               Section 3.11.1 incurred any liabilities, other than liabilities incurred in the ordinary course of business or liabilities aggregating less than $100,000 in amount, or discharged or satisfied any Encumbrances, or paid any liabilities, other than in the ordinary course of business, or failed to pay or discharge when due any accounts payable or other liabilities;
               Section 3.11.2 sold, encumbered, assigned or transferred any assets or properties of the Company or the Subsidiary other than in the ordinary course of business;
               Section 3.11.3 created, incurred, assumed or guaranteed any indebtedness for money borrowed other than in the ordinary course of business or otherwise immaterial in amount, or made any payments of interest and principal, as applicable, on Funded Debt or increased any amount of Funded Debt;
               Section 3.11.4 made any material change in the business of the Company or the Subsidiary, except for such changes as may be required to comply with applicable law;
               Section 3.11.5 made any loans, advances or capital contributions to, or investments in, any Person (other than advances of expenses to employees in the ordinary course of business consistent with past practice);
               Section 3.11.6 except as required by applicable law, (A) instituted or announced any increase in the compensation, bonuses or other benefits payable to any employee; (B) entered into or amended any employment, consulting, severance or change of control agreement with any employee; (C) entered into, adopted or amended any employee benefit plan or other commitment or arrangement relating to the employment of any employee; or (D) made or committed to make any material increase in contributions or benefits under any Plan that would become effective on or after the Closing Date;

               Section 3.11.7 made any change in the accounting methods, principles or policies applied in the preparation of the Company Financial Statements other than any change required by applicable law or a change in GAAP;
               Section 3.11.8 made or changed any material Tax election, changed an annual Tax accounting period, adopted or changed any Tax accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company or the Subsidiary, surrendered any right to claim a refund of Taxes of the Company or the Subsidiary, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or the Subsidiary;
               Section 3.11.9 made or suffered any amendment or termination of any Company Material Contract;
               Section 3.11.10 canceled, modified or waived any debts or claims held by the Company or the Subsidiary, other than with respect to immaterial amounts in the ordinary course of business;
               Section 3.11.11 suffered any material damage, destruction or casualty loss to any of its properties, not covered by insurance, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utilities or other services required to conduct its business and operations;
               Section 3.11.12 made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $50,000 in excess of the Company’s currently existing capital expenditure budget;
               Section 3.11.13 other than Options listed in Section 3.2.2 of the Company Disclosure Schedule, issued or committed to issue any capital stock or membership interests of the Company or the Subsidiary or securities (including options and warrants) convertible into or exchangeable (or exercisable) for capital stock or membership interests of the Company or the Subsidiary;
               Section 3.11.14 acquired any interest in any other business entity;
               Section 3.11.15 other than Contract entered into in the ordinary course of business executed any Contract or incurred any liability therefore (i) involving a annual payment or receipt in excess of $50,000 or requiring aggregate payments or receipts in excess of $100,00 or (ii) that cannot be terminated without penalty on less than 90 days notice; or
               Section 3.11.16 entered into any agreement, commitment or understanding (whether written or oral) with respect to any of the foregoing.
          Section 3.12 Employee Benefit Plans.
               Section 3.12.1 Benefit Plan Documents. With respect to each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate (as defined below), which are now, or were within the past four years, maintained, sponsored, contributed to or required to be contributed to by the Company or any ERISA Affiliate, and under which the Company or any ERISA Affiliate may have any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, retention, employment, severance, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, agreements or arrangements (each a “Company Benefit Plan”), the Company has made available to Parent complete copies of (i) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) the most recent summaries and summary plan descriptions, including any summary of material modifications, (iii) annual reports (Form 5500 series) for the last three years filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (vi) nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan for the last three years and (vii) all non-routine filings made with any Governmental Entity with respect to any Company Benefit Plan, including all filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program or any similar program.
               Section 3.12.2 Benefit Plan Obligations. Except as specifically provided by this Agreement, neither the Company nor any other person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. No Company Benefit Plan covers any employee, officer, director or consultant employed or providing services outside the United States.
               Section 3.12.3 General Compliance. Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent balance sheet included in the Company Financial Statements prior to the date of this Agreement in accordance with GAAP. With respect to the Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.
               Section 3.12.4 Tax Qualification of Plans. With respect to each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), or Section 401(m), (i) such Company Benefit Plan has received a favorable determination letter from the IRS as to its qualified status, (ii) the Company may rely upon a prototype or volume submitter opinion letter, or (iii) the remedial amendment period for such Company Benefit Plan has not yet expired, and to the knowledge of the Company no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code.
               Section 3.12.5 Prohibited Transactions, Legal Actions, Ability to Amend, and Deductibility. Except as would not reasonably be expected to result in material liability to the Company, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan. Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability (other than (A) payments required under the Company Benefit Plan’s terms upon plan termination or as otherwise required by Law, (B) liability for ordinary administrative expenses typically incurred in a termination event or (C) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either (x) there are sufficient assets set aside in a trust or insurance Contract to satisfy such liability or (y) such liability is reflected on the most recent balance sheet included in the Company Financial Statements prior to the date of this Agreement). No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims). To the knowledge of the Company, neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, all contributions and payments to Company Benefit Plans are deductible under Code Sections 162 or 404, no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and no excise tax could be imposed upon the Company under Chapter 43 of the Code.
               Section 3.12.6 Title IV of ERISA. No Company Benefit Plan is a multiemployer pension plan (as defined in Sections 3(37) and 4001(a)(3) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and the Company has not sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by the Company that has not been satisfied in full, and no condition exists that could cause the Company to incur or become subject (whether primarily, jointly or secondarily) to any liability thereunder. None of the assets of the Company is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or Section 430(k) of the Code.
               Section 3.12.7 Change in Control. Except as set forth in Section 3.12.7 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (i) result in, directly or indirectly, any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any current or former director or employee of the Company or affiliate under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan. Section 3.12.7 of the Company Disclosure Schedule sets forth the Company’s best estimates of the amounts payable to the executives listed therein, as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (including any acceleration of Options and restricted stock and any “gross-up” payments with respect to any of the foregoing), based on compensation data applicable as of the date of the Company Disclosure Schedule and the assumptions stated therein.
               Section 3.12.8 Except as set forth on Section 3.12.8 of the Company Disclosure Schedule, no amount that has been or could be received (whether in cash or property or the vesting of property) by any current or former employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 3.12.8 of the Company Disclosure Schedule, the Company is not a party to, or otherwise obligated under, any Company Benefit Plan that provides for the gross-up of the Tax imposed by Section 4999 of the Code.
               Section 3.12.9 Retiree Health/COBRA. Except as required by Law, no Company Benefit Plan provides any retiree or post-employment medical, disability or life insurance or other welfare benefits to any person and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any current or former employee or spouse or dependent thereof (either individually or as a group) or to any other person that such person would be provided with post-termination or retiree welfare benefits, except to the extent required by Law.
               Section 3.12.10 Section 409A/Deferred Compensation. Except as set forth on Section 3.12.10(a) of the Company Disclosure Schedule, no payment or benefit provided pursuant to any Company Benefit Plan between the Company and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder), including the grant, vesting or exercise of any Company Option or stock appreciation right, will or may provide for the deferral of compensation subject to Section 409A of the Code. Except as set forth on Section 3.12.10(b) of the Company Disclosure Schedule, all Company Benefit Plans set forth on Section 3.12.10(a) of the Company Disclosure Schedule have been maintained and operated in material compliance with Section 409A of the Code and the guidance issued thereunder and have, since January 1, 2009 been in material documentary compliance with Section 409A of the Code. The Company is not a party to, or otherwise obligated under, any Company Benefit Plan that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or Contract that will or may result in any payment of deferred compensation which will not be in material compliance with Section 409A of the Code.

          Section 3.13 Labor and Other Employment Matters.
               Section 3.13.1 The Company is in material compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours. The Company is not, and has not been within the past four (4) years, a party to any collective bargaining or labor agreement. The Company has not engaged in any unfair labor practice and there are no complaints against the Company pending before the National Labor Relations Board or any similar state, local or foreign labor agency by or on behalf of any employee of the Company. There are no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to the Company’s knowledge, threatened with respect to the employees of the Company, and during the past four (4) years, the Company has not experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute or any attempt by organized labor to cause the Company to comply with or conform to demands of organized labor relating to its employees or recognize any union or collective bargaining units. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).
               Section 3.13.2 The Company has identified in Section 3.13.2(a) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (i) all severance and employment agreements with directors, officers or employees of or consultants or independent contractors to the Company; (ii) all severance programs and policies of the Company with or relating to its employees; and (iii) all plans, programs, agreements and other arrangements of the Company with or relating to its directors, officers, employees, consultants or independent contractors which contain change in control provisions. Section 3.13.2(b) of the Company Disclosure Schedule lists each employee and consultant of the Company as of the date hereof (including title, position and date of hire or engagement), and lists each such individual’s compensation (including base salary, wages, rate of pay, bonus, incentive compensation and employee benefits). No individual who is a party to an employment agreement listed in Section 3.13.2(a) of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that constitutes a termination event under such an agreement, in either case under circumstances that have given, or could give, rise to a severance obligation on the part of the Company under such agreement.
               Section 3.13.3 The Company has no liability, whether absolute or contingent, including any obligations under the Company Benefit Plans or applicable Law, with respect to any misclassification of a person performing services for the Company as an independent contractor. No “leased employee” (within the meaning of Section 414(n) of the Code) performs any material services for the Company or the Subsidiary.
               Section 3.13.4 The Company has not effectuated, within the past two (2) years, a plant closing or mass layoff, as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et. seq., (“WARN”) affecting any one or more sites of employment or one or more facilities or operating units within any site of employment or facility of the Company or any other reduction in force triggering the provisions of any state or local plant closing law.
          Section 3.14 Contracts; Indebtedness.
               Section 3.14.1 Section 3.14.1 of the Company Disclosure Schedule sets forth a true and complete list of all Contracts (including, if oral, summaries of the material terms thereof), other than Contracts constituting maintenance or support agreements entered into in the ordinary course of business (provided, however, that notwithstanding the foregoing any maintenance or support agreements that would be implicated by subparagraph (v) hereof shall be disclosed on Section 3.14.1(v) of the Disclosure Schedule) that constitute: (i) any employment agreement not terminable at will; (ii) any indenture, mortgage, note, installment obligation, agreement or other instrument relating to indebtedness for borrowed money or the deferred purchase price of property or services; (iii) any Contract pursuant to which any deferred purchase price relating to property or services may be owing following the date hereof (including all obligations under any acquisition agreements pursuant to which the Company or Subsidiary is, or may be, responsible for any earn-out, note payable or other contingent payment); (iv) all agreements to sell any asset or assets (a) valued at $50,000 or more individually or $100,000 in the aggregate or (b) entered into outside the ordinary course of business; (v) any Contract which restricts or limits (or purports to restrict or limit) in any way the Company’s or the Subsidiary’s ability to freely operate; (vi) all partnership agreements, joint venture agreements or similar agreements; (vii) any agreement which (a) has a remaining term, as of the date of this Agreement, of over one year in length, provides for annual payments to or from the Company or the Subsidiary of $200,000 or more or is not terminable within one year without penalty; (b) provides for aggregate payments after the date hereof to or from the Company or the Subsidiary of $150,000 or more; or (c) imposes a fixed liability on the Company or the Subsidiary in any one year in excess of $100,000; (viii) any Contract granting any Person a Lien on any of the assets or properties of the Company or the Subsidiary; (ix) any Contract relating to capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property, in each case requiring payments in excess of $100,000; (x) any license or Contract relating to Material Intellectual Property; (xi) any material lease, sublease or other Contract with respect to the Leased Real Property, (xii) any Contract that is a loan from the Company or the Subsidiary to any director, officer, employee, agent or Affiliate of the Company or the Subsidiary; (xiii) any vendor or supplier agreement that is material to the Company or the Subsidiary and is not otherwise required to be disclosed pursuant to this Section 3.14.1; (xiv) any other Contract that is material to the Company or the Subsidiary or the absence of which would have a Material Adverse Effect; or (xv) any Contract with any Affiliate of the Company (other than Contracts exclusively between the Company and the Subsidiary). Each Contract of the type described in this Section 3.14.1 is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract have been provided or made available to Parent.
               Section 3.14.2 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Material Contract is a valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms, except in each case, to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by court-applied equitable principles; (ii) each Company Material Contract is in full force and effect and, upon consummation of the Merger, shall continue to be in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence; (iii) the Company has in all material respects performed all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract; (iv) the Company does not know of, or has not received notice of, any violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound or affected; and (v) the Company has not received any notice from any other party to any such Company Material Contract, and otherwise has no knowledge, that such party intends to terminate, or not renew, any such Company Material Contract.
          Section 3.15 Litigation.
               Section 3.15.1 There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened (i) against the Company or the Subsidiary or (ii) for which either the Company or the Subsidiary is obligated to indemnify a third party.
               Section 3.15.2 Neither the Company nor the Subsidiary is subject to any outstanding Judgment.
               Section 3.15.3 There has been no refusal to indemnify or denial of indemnification by any third party in connection with any past, pending or threatened suit, claim, action, proceeding, investigation or Judgment with respect to which the Company or the Subsidiary is or may be entitled to indemnification from any third party.
          Section 3.16 Environmental Matters.
               Section 3.16.1 The Company and the Subsidiary are now and have been in material compliance with all Environmental Laws.
               Section 3.16.2 During the past three (3) years, the Company has not received any written communication from a Governmental Entity that alleges that the Company is not in compliance with any Environmental Law in connection with the conduct of its business.
               Section 3.16.3 The Company holds, and is in material compliance with, all Company Permits, licenses, registrations, certificates, orders, authorizations and approvals required under Environmental Laws to conduct its business as presently conducted.
               Section 3.16.4 In connection with the conduct of its business, the Company is not subject to any outstanding Judgment relating to compliance with any

Environmental Law or to investigation or cleanup of Hazardous Materials under any Environmental Law.
               Section 3.16.5 Since April 1, 2008, there has been no actual or threatened release, spill, discharge, treatment, storage or disposal of any Hazardous Materials by the Company, except in compliance with Environmental Law and in quantities or locations that would not require investigation, remediation or cleanup pursuant to Environmental Law.
               Section 3.16.6 The Company has not assumed any Environmental Liabilities by Contract or by operation of law.
          Section 3.17 Intellectual Property.
               Section 3.17.1 Material Intellectual Property.
                    Section 3.17.1.1 “Material Intellectual Property” means (1) any Intellectual Property necessary for the Company to conduct its businesses in substantially the same manner as it is conducted as of the date of this Agreement, including (i) Software and other Intellectual Property used by or licensed to the Company or its Subsidiary and (ii) the design, manufacture, license and sale of all products and services of the Company and the Subsidiary that are sold, marketed, offered for sale, or distributed as of the date of this Agreement and all products and services under development by or on behalf of the Company or the Subsidiary (“Company Products”) and (2) any Intellectual Property included or incorporated in Company Products.
                    Section 3.17.1.2 The Company or its Subsidiary owns all right, title and interest in and to all Company Owned Intellectual Property and the Company or its Subsidiary has the exclusive right to use, sell, license, assign, transfer, convey, dispose of, or otherwise commercially exploit such Company Owned Intellectual Property, free and clear of any Liens, except as set forth in Section 3.17.1.2 of the Company Disclosure Schedule. In addition, the Company has valid and enforceable license rights to use, copy, sell, offer for sale or otherwise commercially exploit any Material Intellectual Property that is not Company Owned Intellectual Property. The Company or the Subsidiary owns or has the right to use without payments to any other person (except pursuant to valid and binding license or similar agreements listed on Section 3.14.1 of the Company Disclosure Schedule) all Intellectual Property necessary for or used or held for use in connection with the operation of the business of the Company and the Subsidiary as currently conducted and as currently proposed to be conducted.
                    Section 3.17.1.3 At no time during the conception of or reduction to practice of any Intellectual Property of the Company or the Subsidiary was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity, educational institution or private source, performing research sponsored by any Governmental Entity, educational institution or private source, utilizing the facilities of any Governmental Entity or educational institution, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third person.

                    Section 3.17.1.4 Section 3.17.1.4 of the Company Disclosure Schedule sets forth complete and accurate lists of: (i) all Material Intellectual Property (other than commercial and widely available off-the-shelf Software licensed to the Company on standard terms with total license fees under $25,000 (“COTS”)) that is not Company Owned Intellectual Property; (ii) all licenses, sublicenses and other agreements to which the Company or the Subsidiary is a party and pursuant to which the Company or the Subsidiary is authorized to use, exercise, or receive any benefit from any such Intellectual Property (collectively, “Inbound License Agreements”); and (iii) all such Inbound License Agreements that require the Company or the Subsidiary to license, assign or otherwise grant rights to enhancements, additions, modifications, derivative works, or improvements to Intellectual Property made by or for Company to any person. The Company has identified on Section 3.17.1.4 of the Company Disclosure Schedule and delivered to Parent complete and accurate copies of all such licenses, sublicenses or other agreements (as amended to date). With respect to each item of Intellectual Property required to be identified on Section 3.17.1.4 of the Company Disclosure Schedule: (x) the Company is in compliance with all material terms and conditions of all Inbound License Agreements; (y) each Inbound License Agreement is legal, valid, binding, enforceable, and in full force and effect and (z) each Inbound License Agreement covering Intellectual Property that is included or incorporated in Company Products includes the right to include or incorporate such Intellectual Property in the Company Products and use such Intellectual Property in the Company.
                    Section 3.17.1.5 Section 3.17.1.5 of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all Registered IP. All Registered IP are subsisting and, to the knowledge of the Company, valid and enforceable. Each registration, filing, issuance and/or application in respect of each item of Registered IP that is required to be listed on Section on 3.17.1.5 of the Company Disclosure Schedule (i) has not been abandoned, canceled or otherwise compromised, (ii) has been maintained effective by all requisite filings, renewals and payments, and (iii) remains in full force and effect.
                    Section 3.17.1.6 No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending, is threatened or is asserted that: (i) contests the right of the Company to use, exercise, sell, license, transfer or dispose of any Material Intellectual Property or the Company Products; or (ii) challenges the ownership by the Company of, or the validity, registration or enforceability of any rights to, any Company Owned Intellectual Property. No Company Owned Intellectual Property, and to the knowledge of the Company, no Material Intellectual Property that is not Company Owned Intellectual Property is subject to any outstanding injunction, order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by the Company. The Company has not received any written notice of the intention of any party to terminate any agreement relating to the Material Intellectual Property or any Inbound License Agreement or Outbound License Agreement. Except as set forth in Section 3.17.1.6 of the Company Disclosure Schedule or in the Company’s standard form license agreements posted to the due diligence virtual data room by the Company as of February 15, 2011, neither the Company nor the Subsidiary has agreed to indemnify any person for or against any infringement, misappropriation, dilution or other violation with respect to the Company Owned Intellectual Property.

               Section 3.17.2 Outbound License Agreements.
                    Section 3.17.2.1 Subject to Section 3.17.2.2, the Company and the Subsidiary have licensed all Company Products to third parties under “click through licenses.” All such click-through licenses are legal, valid, binding, enforceable, and in full force and effect, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by court-applied equitable principles.
                    Section 3.17.2.2 Section 3.17.2.2 of the Company Disclosure Schedule lists all licenses, sublicenses and other agreements, in each case requiring aggregate payments or receipts in excess of $100,000, to which the Company is a party and pursuant to which any person is authorized to use, exercise or receive any benefit from the Company Owned Intellectual Property other than click-through licenses under Section 3.17.2.1 used since April 1, 2008. All such licenses, sublicenses and agreements are legal, valid, binding, enforceable, and in full force and effect, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by court-applied equitable principles.
                    Section 3.17.2.3 Licenses under Sections 3.17.2.1 and 3.17.2.2 are sometimes referred to herein as “Outbound License Agreements.” To the knowledge of the Company, the counterparties to all such Outbound License Agreements are in compliance with all material terms and conditions thereof.
               Section 3.17.3 Non-Infringement.
                    Section 3.17.3.1 Neither the operation of the business of Company or the Subsidiary, nor the use by the Company or the Subsidiary of the Company Owned Intellectual Property has infringed or currently infringes any Patents. To the knowledge of the Company, there are no present or threatened claims, nor claims that could reasonably be anticipated, regarding infringement of any Patents used in the operation of the business of the Company or the Subsidiary or otherwise distributed by the Company.
                    Section 3.17.3.2 Neither the operation of the business of the Company or the Subsidiary nor the use by the Company or the Subsidiary of any Company Owned Intellectual Property, has infringed or currently infringes any Intellectual Property (other than Patents), violates any right of any person (including any right to privacy or publicity), or constitutes unfair competition or trade practices under applicable Law, and the Company and/or the Subsidiary have not misappropriated and are not misappropriating any trade secrets or confidential information of any person. There are no present, impending or threatened claims regarding infringement or misappropriation of any Company Owned Intellectual Property. To the knowledge of the Company, there are no present or threatened claims regarding infringement or misappropriation of any Material Intellectual Property not owned by the Company.
                    Section 3.17.3.3 Neither the Company nor the Subsidiary has brought or is currently a party to any actions or lawsuits alleging (a) infringement or misappropriation of any of the Company Owned Intellectual Property or (b) breach of any

Outbound License Agreement and, to the knowledge of the Company, there does not exist any fact which would form a reasonable basis of any action or lawsuit that would include the allegations described in clause (a) or (b). The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company Owned Intellectual Property. To the knowledge of the Company, no person has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of the Company or the Subsidiary;
                    Section 3.17.3.4 Confidential Information and Assignment of Inventions. The Company and the Subsidiary are taking and have taken steps reasonably necessary to police, protect and preserve the confidentiality of all confidential information relating to the Company Owned Intellectual Property. All former and current officers, directors, employees, personnel, consultants, advisors, agents and independent contractors of the Company or the Subsidiary (or their predecessors) who have contributed to or participated in the conception or development of any Intellectual Property for the Company or the Subsidiary have entered into valid and binding proprietary rights agreements with the Company or the Subsidiary assigning or vesting ownership of all such Intellectual Property in the Company or the Subsidiary. The Company has delivered or made available to Parent copies of all proprietary rights agreements, nondisclosure agreements or other agreements relating to the handling, disclosure, and use of confidential information. To the knowledge of the Company, there has been no unauthorized use or disclosure of any Intellectual Property of the Company or the Subsidiary. No developer, inventor or other contributor to the Intellectual Property of the Company or the Subsidiary was employed by a competitor of the Company or the Subsidiary.
                    Section 3.17.3.5 No Violation. The consummation of the transactions contemplated by this Agreement will not violate, or result in the breach, modification, cancellation, termination, suspension, or acceleration of any payments, with respect to any Inbound License Agreements. Neither this Agreement nor the transactions contemplated hereby will result in (i) the Company, the Surviving Corporation, the Holding Company, Merger Sub or Parent, granting to any third party any right to or with respect to any Company Owned Intellectual Property, or (ii) the Company, the Surviving Corporation, the Holding Company, Merger Sub or Parent, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business.
                    Section 3.17.3.6 No Disclosure of Source Code. Except as set forth in Section 3.17.3.6 of the Company Disclosure Schedule, the Company Products do not include or incorporate any Software under a licensing or distribution model or agreement that requires, as a condition of use, modification or distribution of such Software, or that Software owned by the Company be disclosed or distributed in source code form. Except as set forth in Section 3.17.3.6 of the Company Disclosure Schedule, the Company has not furnished or disclosed source code for any Company Product to any third party, including any escrow agent. Except as set forth in Section 3.17.3.6 of the Company Disclosure Schedule, none of the Software of the Company includes, incorporates, or relies upon the use of any Software or component that is subject to license rights typically or customarily referred to as “open source” or similarly permitting or requiring the source code of such Software to be made available to the public, including, but not limited to, Software licensed pursuant to any version of the GNU General Public License, the GNU Lesser Public License (formerly known as the GNU Library

Public License) or similar licenses, or any license that satisfies any version of the Open Source Definition of the Open Source Initiative.
                    Section 3.17.3.7 Company Products. The Company Products perform all of the material functions described in the published user specifications for such Company Products without material defects or errors when used in accordance with such specifications and related documentation. During the twelve (12) months immediately prior to the date of this Agreement, neither the Company nor the Subsidiary have received any warranty claims regarding the Company Products, except as set forth in Section 3.17.3.7 of the Company Disclosure Schedule. The Company has provided Parent with all material information regarding any unresolved bugs or other unresolved non-conformities with respect to the Company Products.
               Section 3.17.4 IT Systems. The information technology systems used by the Company and/or the Subsidiary to conduct its businesses as conducted as of the date of this Agreement to, among other things, provide Company Products and services to customers including all computer hardware, Software, firmware, and telecommunications systems used in connection with the conduct of such businesses, (i) perform in all material respects in accordance with their respective specifications and documentation and have not materially malfunctioned or failed within the past three (3) years, and (ii) to the knowledge of the Company, do not contain any Self-Help Code or Unauthorized Code. The Company and the Subsidiary have provided for the archival, back-up, recovery, security, and restoration of all critical business data and its management information systems in a commercially reasonable manner.
               Section 3.17.5 Personal Data.
                    Section 3.17.5.1 The Company and the Subsidiary have and do comply in all material respects with all laws and regulations applicable to its collection, use and transfer of any and all data that concerns an identified and/or identifiable person and includes, but shall not be limited to, an individual’s name, address, credit card information, health information, email address, social security number and account information (“Personal Data”).
                    Section 3.17.5.2 The Company and the Subsidiary do not collect, use, disclose or otherwise process and have not collected, used, disclosed or otherwise processed, any Personal Data that it has received or currently receives in connection with the operation of its business in any manner that: (i) is unlawful; (ii) is contrary to any Company or Subsidiary privacy policies; (iii) is contrary to any contractual obligations applicable to Company or the Subsidiary; and/or (iv) violates or infringes any individual’s privacy rights. To the Company’s knowledge, neither the Company nor the Subsidiary have suffered any breach in security that has permitted any unauthorized access to the Personal Data under control or possession of the Company or the Subsidiary or their respective agents. The Company and the Subsidiary have required and do require all persons to which they provide Personal Data and/or access thereto to maintain the privacy and security of such Personal Data, including by contractually obliging such persons to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized persons.
          Section 3.18 Taxes.

               Section 3.18.1 Each of the Company and the Subsidiary has timely filed or caused to be timely filed with the appropriate Governmental Entities all Tax Returns required to be filed by, or with respect to, it. All such Tax Returns are true, correct and complete in all material respects. All Taxes of the Company or the Subsidiary which are due and payable, have been timely paid. As of the dates of the Company Financial Statements, the unpaid Taxes of the Company and the Subsidiary did not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the balance sheet included in the Company Financial Statements. The Company has made available to Parent true, correct and complete copies of (a) all U.S. federal income Tax Returns filed by or on behalf of the Company or its subsidiaries for taxable periods beginning after March 31, 2004, (b) all state and local income and franchise Tax Returns and all other material Tax Returns filed by or on behalf of the Company or its subsidiaries for taxable periods beginning after March 31, 2008, and (c) all material Tax audit or examination reports with respect to the Company or its subsidiaries, all material statements of Tax deficiencies assessed against or agreed to by the Company or its subsidiaries and all material income Tax elections and accounting method changes for taxable periods beginning after March 31, 2006.
               Section 3.18.2 There is no dispute or claim concerning any Tax liability of the Company or the Subsidiary ongoing in any proceeding or claimed or raised by any Governmental Entity in writing. Neither the Company nor the Subsidiary has waived any statute of limitations in respect of Taxes which waiver has not yet expired or agreed to any extension of time with respect to a Tax assessment or deficiency which extension has not yet run or in each case been requested in writing to do so. No power of attorney has been executed by or on behalf of the Company or the Subsidiary that is currently in force. Neither the Company nor the Subsidiary is a party to or bound by any Tax allocation, Tax indemnity, Tax sharing or similar agreement or arrangement.
               Section 3.18.3 Since March 31, 2010, neither the Company nor the Subsidiary has incurred any liability for Taxes outside the ordinary course of business or inconsistent with past practice.
               Section 3.18.4 There is no Lien for Taxes on or against any property, right or asset of the Company or the Subsidiary, other than a Permitted Lien.
               Section 3.18.5 All deficiencies asserted and assessments made with respect to Taxes of the Company or the Subsidiary (i) have been fully paid or (ii) are being contested in good faith and an adequate reserve therefor has been established on the balance sheet set forth in the Company Financial Statements and are set forth in Section 3.18.5 of the Company Disclosure Schedule.
               Section 3.18.6 No claim has been made by any Governmental Entity in a jurisdiction where the Company or the Subsidiary does not file a Tax Return stating that such entity is or may be subject to taxation by that jurisdiction for Taxes that would be covered by or the subject of such Tax Return which claim has not been fully paid or settled.

               Section 3.18.7 Neither the Company nor the Subsidiary has any liability for Taxes of any other person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or foreign Law), as a transferee or successor, by contract or otherwise.
               Section 3.18.8 Neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale, Section 467 rental agreement or other transaction on or prior to the Closing Date, accounting method change or agreement with any Taxing authority, prepaid amount received on or prior to the Closing Date or intercompany transaction or excess loss account described in Section 1502 of the Code or any corresponding provision of state, local or foreign Law. None of the Company or its subsidiaries has recognized for U.S. federal or applicable state or local income or franchise Tax purposes any material amount of income pursuant to Section 951 of the Code (or similar provisions of applicable state or local Tax Law). None of Parent, the Holding Company or the Surviving Corporation would be required to include any amounts in gross income with respect to the Company or the Subsidiary pursuant to Section 951 of the Code if the taxable year of the Company or the Subsidiary were deemed to end on the day after the Closing Date.
               Section 3.18.9 Neither the Company nor the Subsidiary nor any of their affiliates or predecessors by merger or consolidation has within the past two (2) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.
               Section 3.18.10 All Taxes that the Company or the Subsidiary is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the proper Governmental Entity or other person. Each of the Company and the Subsidiary has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which any of the Company or the Subsidiary would have been obligated to collect or withhold Taxes.
               Section 3.18.11 Neither the Company nor the Subsidiary has engaged in any reportable or listed transaction within the meaning of Section 6011 of the Code or the Treasury Regulations thereunder or in any transaction about which it has made disclosure to any Governmental Entity to avoid the imposition of penalties.
               Section 3.18.12 As of March 31, 2010, the Company’s net operating loss carryovers for U.S. federal income Tax purposes were no less than $1,567,000.
               Section 3.18.13 The Subsidiary is not and was not (i) created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a), (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is or was treated as a U.S. corporation under Section 7874(b) of the Code, (iii) a passive foreign investment company within the meaning of Section 1297 of the Code or (iv) the subject of any election pursuant to

Treasury Regulations Section 301.7701-3 or any similar or analogous provision of U.S. state or local Tax Law. Neither the Subsidiary, nor any predecessor in interest of the Subsidiary, has or had any nexus with the United States, a trade or business or permanent establishment within the United States, or any other connection with the United States that would subject it to United States Tax.
          Section 3.19 Insurance. The Company and the Subsidiary maintain insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as the Company has deemed appropriate for its businesses. The Company has made available to Parent true and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company (the “Insurance Policies”). Section 3.19(i) of the Company Disclosure Schedule contains a true and complete list of the Insurance Policies. Each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Company is in compliance in all material respects with the terms and conditions of such Insurance Policies. Since April 1, 2008, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (b) invalidation of any Insurance Policy, (c) refusal of any coverage, limitation in coverage or rejection of any material claim under any Insurance Policy, or (d) material adjustment in the amount of the premiums payable with respect to any Insurance Policy. There is no material claim by the Company pending under any of the Insurance Policies and no material claim made since April 1, 2008 in the case of any pending claim, has been questioned or disputed by the underwriters of such Insurance Policies. Except as described on Section 3.19(ii) of the Company Disclosure Schedule, none of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement.
          Section 3.20 Properties and Assets. Each of the Company and the Subsidiary has, and immediately following the Closing will continue to have, good and valid title to its owned assets and properties, or in the case of assets and properties it leases, licenses, or has other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary and desirable to permit the Company and the Subsidiary to conduct business as currently conducted. The assets and properties (in each case, tangible or intangible) owned or used by the Company and the Subsidiary are in satisfactory condition for their continued use as they have been used and adequate in all material respects for their current use, subject to reasonable wear and tear.
          Section 3.21 Real Property.
               Section 3.21.1 The Company does not own any real property.
               Section 3.21.2 Section 3.21.2 of the Company Disclosure Schedule sets forth a true, correct and complete list of the street address of all of the parcels of real property leased by the Company (the “Leased Real Property”). Except as otherwise disclosed in Section 3.21.2 of the Company Disclosure Schedule, with respect to each parcel of Leased Real Property, (i) the Company has delivered to Parent a true and complete copy of each lease or sublease in effect at the Closing relating to such Leased Real Property, together with all amendments thereto, (ii) there has not been any sublease or assignment entered into by the Company in respect of the lease or sublease relating to such Leased Real Property, (iii) the lease or sublease relating to such Leased Real Property is legal, valid, binding and enforceable and is in full force and effect, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by court-applied equitable principles, and (iv) neither the Company nor, to its knowledge, any lessor is in default in any material respect under the lease or sublease relating to such Leased Real Property. The Company has a valid and enforceable leasehold interest under each such lease. The Company is not in default or breach of any such lease and, to its knowledge, no other party is in default or breach of any such lease. The Company has not received any written notice of any default or event that with notice or lapse of time or both would constitute a default by the Company under any such lease.
               Section 3.21.3 The Company has not received written notice of, and there is no pending, or to its knowledge, threatened or contemplated, (i) violation of any building codes and/or zoning ordinances or other governmental or regulatory laws affecting the Leased Real Property, or any part thereof, (ii) existing, pending or threatened condemnation proceeding or aboriginal right, title or treaty right claim affecting the Leased Real Property, or any part thereof, or the building and other improvements situated thereon, or sale or other disposition of the Leased Real Property, or any part thereof, in lieu of condemnation, (iii) existing, pending or threatened zoning, building or other moratoria application, proceeding, restrictive allocation or similar matter, (iv) tax certiorari proceeding or other tax contest or dispute, or (v) other suit, administrative proceeding, action or litigation relating to or affecting the Leased Real Property or any part thereof, in any case, which could reasonably be expected to adversely affect use of the Leased Real Property, or any part thereof, or the improvements situated thereon for their current use or currently contemplated use.
               Section 3.21.4 Other than with respect to the Leased Real Property, the Company is not subject to any contractual obligations to purchase, lease, or otherwise acquire, an interest in any real property.
               Section 3.21.5 The Leased Real Property is not located in a federally designated flood hazard area.
          Section 3.22 Brokers. Neither the Company nor any subsidiary, stockholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.
          Section 3.23 Anti-Corruption. Each of the Company and the Subsidiary, and their respective officers and employees, has not in the past four (4) years, directly or indirectly, made or authorized any offer, gift, payment, or transfer, or promise of, any money or anything else of value, or provided any benefit, to any Public Official, (a) for the purpose of (i) influencing any act or decision of such person, (ii) inducing such person to omit to do any act in violation of a lawful duty, (iii) securing any improper advantage or (iv) inducing such person to use his or her influence with a Governmental Entity, (A) to affect or influence any act or decision of any Governmental Entity or (B) to assist the Company or the Subsidiary in obtaining or retaining business, or directing business to any person, whether or not lawful, or (b) which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.
          Section 3.24 Government Contracts.
               Section 3.24.1 During the past three (3) years, (i) the Company and the Subsidiary has complied, in all material respects, with the terms and conditions of each Government Contract and Government Bid, (ii) the Company and the Subsidiary has complied in all material respects with the requirements of any Law pertaining to any Government Contract or Government Bid, (iii) neither the Company nor the Subsidiary has received any written communication alleging any material violation of any applicable Law pertaining to any Government Contract or Government Bid, (iv) all material representations and certifications made by the Company or the Subsidiary with respect to any Government Contract or Government Bid were accurate in every material respect as of their effective date and the Company and the Subsidiary has fully complied with all such representations and certifications in all material respects, (v) neither the Company nor the Subsidiary has received any written notice from any Governmental Entity, any prime contractor or other third party of any actual or alleged material violation of any applicable Law or the terms of any Government Contract or Government Bid or any related representation or certification by the Company or the Subsidiary or any of their respective officers, directors, employees, agents or representatives, (vi) no Government has been terminated for convenience and no notice of termination for convenience by a Governmental Entity has been issued with respect to any such Government Contract and (vii) no Government Contract has been terminated for default and no notice of termination for default, cure notice or show cause notice has been issued with respect to any such Government Contract.
               Section 3.24.2 To the knowledge of the Company (i) neither the Company nor the Subsidiary nor any of the Company’s or any of the Subsidiary’s directors, officers, employees, consultants or agents is (or during the last three (3) years has been), under administrative, civil or criminal investigation or indictment by any Governmental Entity with respect to the conduct of the business of the Company and the Subsidiary and (ii) there is no pending audit or investigation by a Governmental Entity of the Company, the Subsidiary or any of their officers, employees or representatives, nor within the last three (3) years has there been any audit or investigation by a Governmental Entity of the Company, the Subsidiary or any of their officers, employees or representatives resulting in a material adverse finding, with respect to any alleged irregularity, misstatement or omission in violation of applicable Law in connection with the business of the Company or the Subsidiary, arising under or relating to any Government Contract or Government Bid, other than DCAA or GAO audits or audits by other Governmental Entities performing a similar function. During the last three (3) years, neither the Company nor the Subsidiary has made any voluntary disclosure to any Governmental Entity with respect to any violation of applicable Law arising under or relating to a Government Contract or Government Bid.
               Section 3.24.3 There are no outstanding written material claims for or setoffs against the Company or the Subsidiary by any Governmental Entity arising under or relating to any Government Contract to which the Company or the Subsidiary is a party or material disputes between the Company or the Subsidiary and any of their respective customers, suppliers, prime contractors or subcontractors with respect to any Government Contract or Government Bid.
               Section 3.24.4 Neither the Company nor the Subsidiary nor, to the knowledge of the Company, any of their officers or employees, are or have been suspended or debarred from bidding on Contracts or subcontracts for or with any Governmental Entity. To the knowledge of the Company, no suspension or debarment actions with respect to Government Contracts have been commenced or threatened against the Company, the Subsidiary or any of their officers or employees.
               Section 3.24.5 Except for contract audits of a routine nature, which routine audits have not had, the Company has not during the three (3) years immediately preceding the date of this Agreement received any official written notice that it is being specifically audited or investigated by the DCAA, GAO or any other Governmental Entity.
               Section 3.24.6 The Company has provided to Parent true and correct copies of all subpoenas issued by any Governmental Entity in the three (3) year period prior to the date hereof, other than any subpoena issued at the request of a private party in a litigation matter unrelated to the performance of a Government Contract.
               Section 3.24.7 During the past three (3) years, neither the Company nor the Subsidiary has conducted an internal investigation concerning any actual, alleged or suspected violation of applicable Law on the part of the Company or the Subsidiary or their respective officers, directors, employees, agents or representatives.
               Section 3.24.8 The Company and the Subsidiary are, and at all times during the past three (3) years have been, in compliance in all material respects with all applicable United States and foreign import and export laws, including those specified in the International Traffic in Arms Regulations, the U.S. Arms Export Control Act, the U.S. Export Administration Act, the U.S. Export Administration Regulations and associated executive orders and the Laws implemented by the Office of Foreign Asset Controls and the United States Department of Treasury.
          Section 3.25 Related Party Transactions. Except as set forth in Section 3.25 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company to, and the Company is not otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of 5% or more of the Company Common Stock or any director, officer, employee or affiliate of the Company, or to any relative of any of the foregoing, except for employment or compensation agreements or honest services arrangements with directors, officers and employees made in the ordinary course consistent with past practice.
          Section 3.26 SEC Filings. As of the date of this Agreement, the Company is not required to file any forms, reports or other documents under the Exchange Act. The Company has, at all times in connection with the sale or offer to sell, or the grant of any options to acquire, any securities of the Company, complied with the Securities Act, including the registration requirements thereunder.
          Section 3.27 Powers of Attorney; Bank Accounts.
               Section 3.27.1 Except for powers of attorney granted to attorneys, accountants or others in connection with matters relating to Taxes, Company Benefit Plans or intellectual property matters, and powers of attorney granted to a landlord under any Lease, neither the Company nor the Subsidiary has granted any written power of attorney to any Person for any purpose whatsoever, which power of attorney is currently in force.
               Section 3.27.2 Section 3.27.2 of the Company Disclosure Schedule sets forth a true and complete list of all bank accounts and safe deposit boxes of the Company and the Subsidiary and all Persons authorized to sign or otherwise act with respect thereto as of the date hereof.
          Section 3.28 Disclosures. To the knowledge of the Company, the representations and warranties of the Company and the Selling Stockholders set forth in this Article 3 and the disclosures included in the Company Disclosure Schedule do not contain any untrue statements of material facts or omit to state any material facts required to be stated herein and therein or necessary in order to make the statements herein and therein, in light of the circumstances under which they were made, not misleading. All forecasts provided by the Company with respect to its future financial performance to Parent were prepared and made in good faith on a reasoned basis of assumptions and trends known to the Company.
Article 4.
Representations and Warranties of Parent, the Holding Company and Merger Sub
          Parent, the Holding Company and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
          Section 4.1 Organization and Qualification; Subsidiaries. Each of Parent, the Holding Company and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent, the Holding Company and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse impact on the ability of Parent, the Holding Company and Merger Sub to perform their obligations under this Agreement.
               Section 4.1.1 The copies of Parent’s certificate of incorporation (the “Parent Certificate”) and bylaws (the “Parent Bylaws”) that are listed as exhibits to the Company’s Form 10-K for the period ended December 31, 2009 (the “Parent Form 10-K”) are complete and correct copies thereof as in effect on the date hereof. Parent has delivered or caused to be delivered to the Company true and complete copies of the currently effective certificate of incorporation and bylaws of the Holding Company and Merger Sub. Parent is not in violation of the Parent Certificate or Parent Bylaws, the Holding Company is not in violation of its certificate of incorporation or bylaws and Merger Sub is not in violation of its certificate of incorporation or bylaws.
          Section 4.2 Authority. Each of Parent, the Holding Company and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Escrow Agreement to be consummated by it. The execution and delivery of this Agreement and the Escrow Agreement by Parent, the Holding Company and Merger Sub and the consummation by Parent, the Holding Company and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent, the Holding Company and Merger Sub and no stockholder vote of Parent is necessary to authorize this Agreement or the Escrow Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Escrow Agreement has been duly authorized and validly executed and delivered by Parent, the Holding Company and Merger Sub and constitute a legal, valid and binding obligation of Parent, the Holding Company and Merger Sub, enforceable against Parent, the Holding Company and Merger Sub in accordance with their respective terms.
          Section 4.3 No Conflict. None of the execution, delivery or performance of this Agreement by each of Parent, the Holding Company and Merger Sub, the consummation by Parent, the Holding Company and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or Parent’s, the Holding Company’s or Merger Sub’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the Parent Certificate or Parent Bylaws, the certificate of incorporation or bylaws of the Holding Company, the certificate of incorporation or bylaws of Merger Sub; or (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, the Holding Company or Merger Sub or any of their respective properties or assets.
          Section 4.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by each of Parent, the Holding Company and Merger Sub, the consummation by Parent, the Holding Company and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or Parent’s, the Holding Company’s or Merger Sub’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both) require Parent, the Holding Company or the Merger Sub to obtain any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other person, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with the applicable requirements of the Exchange Act, (c) compliance with the applicable requirements of the Securities Act, (d) filings with the SEC as may be required by Parent in connection with this Agreement and the transactions contemplated hereby, (e) such filings as may be required under the rules and regulations of the Exchange, (f)

such filings and approvals as may be required by the HSR Act and (g) such consents, approvals, authorizations, permits, filings, registrations or notifications with or to any Governmental Entity or any other person, the failure of which to obtain, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse impact on the ability of Parent, the Holding Company and Merger Sub to perform their obligations under this Agreement.
          Section 4.5 Ownership of Merger Sub; No Prior Activities; Required Vote.
               Section 4.5.1 Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.
               Section 4.5.2 All of the outstanding capital stock of Merger Sub is owned by the Holding Company. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other Equity Interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.
               Section 4.5.3 Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.
               Section 4.5.4 As the sole stockholder of Merger Sub, the Holding Company voted prior to the Closing in its capacity as the sole stockholder of Merger Sub to approve the Merger and all other transactions contemplated by this Agreement.
          Section 4.6 Payment of Certain Company Indebtedness. At the Closing, Parent shall have assumed all amounts owed by the Company under that certain Credit Agreement dated March 3, 2008 (as amended, modified or supplemented) between the Company and Wells Fargo Foothill, LLC.
Article 5.
Covenants
          Section 5.1 Employee Benefit Matters.
               Section 5.1.1 With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any subsidiary of Parent (the “Parent Benefit Plans”) in which any director, officer or employee of the Company (the “Company Employees”) will participate effective as of the Closing, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company for purposes of vacation accrual, vesting and eligibility to participate in any Parent Benefit Plan in which such Company

Employees may be eligible to participate after the Closing, but not to the extent it would result in the duplication of benefits.
               Section 5.1.2 Parent, the Holding Company, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 5.1 with respect to employees are included for the sole benefit of Parent, the Holding Company, Merger Sub and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other person, including, without limitation, any current or former employees, directors, officers or consultants of the Company, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, the Company or any of their affiliates.
          Section 5.2 Indemnification of Directors and Officers.
               Section 5.2.1 Parent and the Surviving Corporation agree that provisions relating to the indemnification of directors, officers, employees and other agents shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Closing was a director, officer, trustee, fiduciary, employee or agent of the Company or who served at the request of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law.
               Section 5.2.2 In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.2.
          Section 5.3 Tax Covenants.
               Section 5.3.1 Parent shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns with respect to the Company and the Subsidiary that relate to taxable periods ending on or before the Closing Date but that are required to be filed after the Closing Date, and, except to the extent such Taxes were a component of, and actually taken into account in the calculation and determination of, Closing Net Working Capital as finally determined, the Holders shall pay, or cause to be paid, to Parent all Taxes due with respect to such Tax Returns. Except as otherwise required by Law, such Tax Returns shall be prepared consistent with the past practice of the Company or the Subsidiary, as applicable. Any payment due to Parent under this Section 5.3.1 shall be satisfied solely from, and only to the extent of, the Escrow Funds then held pursuant to the Escrow Agreement, and no Holder shall have any personal liability therefor or obligation with respect thereto.
               Section 5.3.2 Parent shall prepare and timely file, or shall cause to be prepared and timely filed, any Tax Return with respect to the Company or the Subsidiary required to be filed for a Straddle Period (a “Straddle Period Tax Return”). Except as otherwise required by Law, such Straddle Period Tax Returns shall be prepared consistent with the past practice of the Company or the Subsidiary, as applicable.
               Section 5.3.3 With respect to Taxes of the Company and the Subsidiary relating to a Straddle Period, except to the extent such Taxes were a component of, and actually taken into account in the calculation and determination of, Closing Net Working Capital as finally determined, each of the Holders shall pay, or cause to be paid, to Parent the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the Closing Date. Any payment due to Parent under this Section 5.3.3 shall be satisfied solely from, and only to the extent of, the Escrow Funds then held pursuant to the Escrow Agreement, and no Holder shall have any personal liability therefor or obligation with respect thereto. The portion of any Tax for a Straddle Period that is allocable to the taxable period that is deemed to end on the Closing Date will be: (i) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of Taxes other than real property Taxes, personal property Taxes and similar ad valorem Taxes, determined from the books and records of the Company and the Subsidiary as though the taxable year of the Company and the Subsidiary terminated at the close of business on the Closing Date.
               Section 5.3.4 All Transfer Taxes shall, in an amount corresponding to its respective Escrow Percentage, be paid by each of the Holders; provided, however, that Parent shall have the option to obtain such payment from the Escrow Funds. The party required by applicable Law to file Tax Returns required in connection with Transfer Taxes shall file such Tax Returns and, subject to receipt of payment from the other party of the amount of Transfer Taxes for which such other party is liable pursuant to this Section 5.3.4, shall pay the amount of Transfer Taxes due with such Tax Returns. Each party hereto shall use its commercially reasonable efforts to minimize the amount of such Transfer Taxes and to cooperate in the preparation, execution and filing of all Tax Returns and other documents required in connection with such Transfer Taxes.
               Section 5.3.5 The Holders, on the one hand, and Parent, the Holding Company and the Surviving Corporation, on the other hand, shall provide each other with such cooperation and information as any of them reasonably may request of the other in respect of any Tax matter (including the filing of Tax Returns and audits and other proceedings) of the Company or the Subsidiary. Such cooperation shall include the retention and, upon the other party’s request, as promptly as practicable, the provision of such information and assistance (including causing employees to be available on a mutually convenient basis) relating to the Company and the Subsidiary or their respective assets or businesses (including access to books and records as well as the timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding by a taxing authority relating to any Taxes or Tax Return.

          Section 5.4 Non-Competition.
               Section 5.4.1 For a period of five (5) years after the Closing (the “Restricted Period”), neither Daniel Mayleben or Christopher Heim (the “Selling Executive Stockholders”) shall, without the express written consent of Parent, engage, directly or indirectly, in any business anywhere in the world that produces or supplies products or services of the kind produced or supplied by the Company prior to the Merger as of the Closing Date or, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Company in producing or supplying products or services of the kind produced or supplied by the Company as of the date of Closing; provided, however, that, for the purposes of this Section 5.4 ownership of securities having no more than two (2) percent of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this Section 5.4 as long as the Person owning such securities has no other connection or relationship with such competitor, and that so long as the Selling Executive Stockholders remain an employee or director of the Company, no Selling Executive Stockholder shall be deemed to be in violation of this Section 5.4 solely for taking such offices unless he is otherwise deemed to have violated the non-compete covenants provided in his employment-related agreements with the Company. The Restricted Period with respect to any Selling Executive Stockholder shall be extended by the length of any period during which such Selling Executive Stockholders is in breach of the terms of this Section 5.4.
               Section 5.4.2 As a separate and independent covenant, during the Restricted Period, each Selling Executive Stockholder agrees with Parent, the Holding Company and Merger Sub that such Selling Executive Stockholder will not in any way, directly or indirectly, interfere with or attempt to interfere with any officers, employees, representatives or agents of the Company, or induce or attempt to induce any of them to leave the employ of the Company or violate the terms of their contracts, or any employment arrangements, with the Company.
               Section 5.4.3 Each Selling Executive Stockholder acknowledges that the covenants of such Selling Executive Stockholder set forth in this Section 5.4 are an essential element of this Agreement and that, but for the agreement of such Selling Executive Stockholder to comply with these covenants, Parent, the Holding Company and Merger Sub would not have entered into this Agreement. The Selling Executive Stockholders have independently consulted with counsel and after such consultation, agree that the covenants set forth in this Section 5.4 are reasonable and proper. If the duration of, the scope of, or any business activity covered by any provision of this Section 5.4 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Each Selling Executive Stockholder hereby acknowledges that this Section 5.4 will be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law. Each of the Selling Executive Stockholders acknowledges that the restrictions contained in this Section 5.4 are separate covenants of the Selling Executive Stockholder and are in addition to, and may be enforced separate and apart from, any non-competition and/or non-solicitation covenants contained in any employment, severance or other agreement between the

Selling Executive Stockholders and Parent, the Holding Company, Merger Sub, the Surviving Corporation and the Company, whether currently in existence or entered into in the future.
          Section 5.5 Conditional Covenant. In the event that LarsonAllen LLP does not consent to the inclusion of its audit report dated June 24, 2010 as an exhibit to the Form 8-K to be filed by Parent with the SEC relating to the Merger, or if LarsonAllen LLP is not qualified and registered with the Public Company Accounting Oversight Board at the time of such filing, then the Company agrees to bear the cost of a new audit from an auditor to be selected by Parent and the cost of such audit shall be reimbursed to Parent from the Escrow Funds.
Article 6.
Closing Deliveries
          Section 6.1 Company’s Deliveries. At or prior to the Closing, the Company shall have delivered to Parent:
               Section 6.1.1 evidence reasonably satisfactory to Parent of the receipt of all consents, approvals and authorizations of any Governmental Entity set forth in Section 3.4, Section 3.5, or Section 4.4 or required to be set forth in the related sections of the Company Disclosure Schedule, in each case, without (A) the imposition of conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent;
               Section 6.1.2 evidence reasonably satisfactory to Parent of the receipt of all consents, approvals and authorizations of any person other than a Governmental Entity required to be set forth in Section 3.4, Section 3.5 or Section 4.4 or the related sections of the Company Disclosure Schedule, in each case, without (A) the imposition of conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent;
               Section 6.1.3 the Escrow Agreement, duly executed by the Company;
               Section 6.1.4 a certificate of the Company, in a form reasonably satisfactory to Parent, dated as of the Closing Date, setting forth the Company’s name, address and federal employer identification number and stating under penalties of perjury that the Company is not and has not during the previous five (5) years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;
               Section 6.1.5 evidence reasonably satisfactory to Parent that (i) as a result of the Merger, no bonuses are payable pursuant to the Amcom Software, Inc. Liquidity Performance Award Plan (the “Liquidity Award Plan”), (ii) the Liquidity Award Plan has been terminated and is of no valid force or effect as of Closing and (iii) the Stockholders’ Agreement, dated December 31, 2009, by and among the Selling Stockholders, has been terminated and is of no valid force or effect as of Closing; and

               Section 6.1.6 the employment agreement with Daniel Mayleben, duly executed, and the employment agreement with Christopher Heim, duly executed (together, the “Employment Agreements”).
          Section 6.2 Parent’s, the Holding Company’s and Merger Sub’s Deliveries. At or prior to the Closing, Parent, the Holding Company and Merger Sub shall each have delivered to the Company the Escrow Agreement, duly executed by each of them as applicable.
Article 7.
Indemnification
          Section 7.1 Survival.
               Section 7.1.1 Each representation, warranty, covenant and obligation contained herein and any certificate related to any such representation, warranty, covenant or obligation shall terminate at 5:00 p.m. (Eastern Time) on the eighteen (18) month anniversary of the Closing Date (the “Survival Expiration Date”); provided, however, that if an Indemnified Party delivers to the Indemnitor, before expiration of the Survival Expiration Date, for a representation, warranty, covenant or obligation, a notice alleging a breach of such representation, warranty, covenant or obligation, then the applicable representation, warranty, covenant or obligation shall survive until, and only for purposes of, the resolution of the matter covered by such notice.
          Sections 7.2 Indemnification of the Purchaser Indemnitees.
               Section 7.2.1 General. Except as otherwise set forth in Section 7.2.2, Parent, the Holding Company, the Surviving Corporation and their respective representatives, stockholders, controlling persons and affiliates (collectively, the “Purchaser Indemnitees”) will be entitled to indemnification solely from the Escrow Funds pursuant to the terms of this Agreement and the Escrow Agreement for any demand, loss, liability, claim, damage, expense, cost (including reasonable costs of investigation and defense and reasonable attorneys’ fees), fine, action, suit or judgment, whether or not involving a third-party claim, and including, for the avoidance of doubt, a diminution in the amount of net operating loss carryovers of the Company for U.S. federal income tax purposes, as of March 31, 2010, below the amount set forth in Section 3.18.12 (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
               Section 7.2.1.1 any inaccuracy or breach of any representation or warranty made by the Company in this Agreement or any other certificate or document delivered by the Company pursuant to this Agreement;
               Section 7.2.1.2 any breach by the Company of any covenant or obligation of the Company in this Agreement or any agreement or document delivered by the Company in connection with this Agreement;
               Section 7.2.1.3 except to the extent such Taxes were a component of, and actually taken into account in the calculation and determination of, Closing Net Working Capital as finally determined, (i) all liability for Taxes of the Company and the

Subsidiary for all Pre-Closing Tax Periods, (ii) all liability (as a result of Treasury Regulation Section 1.1502-6 or otherwise) for Taxes of any Holder or any entity which is or has been an affiliate of the Company or the Subsidiary, (iii) any and all Damages arising out of, resulting from or incident to any Subpart F Inclusion attributable to income or earnings of, or the holding of “United States property” (within the meaning of Section 956 of the Code or similar provisions of applicable state or local Tax Law) by, the Subsidiary for the period beginning after March 31, 2010 and ending at the close of business on the Closing Date, (iv) any and all Damages arising out of, resulting from or incident to any breach by any Holder of any covenant set forth in Section 5.3 and (v) any and all Damages arising out of, resulting from or incident to the breach of any representation or warranty contained in Section 3.18 without regard to any qualification contained therein as to materiality, except to the extent that any such Damages are otherwise actually indemnified pursuant to the foregoing clauses (i) — (iv); provided, that (i) no Purchaser Indemnitee shall be entitled to indemnification pursuant to this Section 7.2.1.3 unless and until the aggregate amount of all Damages for which all Purchaser Indemnitees are entitled to indemnification pursuant to this Section 7.2.1.3 exceeds $1,552,000 (the “Tax Threshold Amount”), at which time the Purchaser Indemnitees shall be entitled to indemnification only to the extent all Damages for which all Purchaser Indemnitees are entitled to indemnification pursuant to this Section 7.2.1.3 exceed the Tax Threshold Amount;
                    Section 7.2.1.4 any amounts required by any court of competent jurisdiction to be paid by Parent or the Surviving Corporation to a holder of shares of Company Common Stock issued and outstanding immediately prior to the Closing held by a dissenting holder who shall not have voted to adopt this Agreement and has the right to demand and has properly demanded payment for and an appraisal of such shares in accordance with Section 262 of the DGCL (such shares, “Dissenting Shares”) that exceeds the amount such holder would have received in the Merger with respect to the Dissenting Shares held by such holder if such Dissenting Shares had been treated as Common Shares hereunder; or
                    Section 7.2.1.5 all Expenses incurred by Parent or the Surviving Corporation in connection with any appraisal proceeding initiated by a holder of Dissenting Shares.
                    Section 7.2.1.6 any (i) any reimbursement or credit provided to customers for services performed or sales completed on or prior to the Closing Date, whether under warranty or otherwise and not otherwise adjusted in Closing Net Working Capital as finally determined; (ii) any reimbursement or credit owing to Dell Computer due to the Company not meeting minimum purchase requirements to qualify for any discounts during any periods ending on or before the Closing Date; (iii) any fees and expenses charged by LarsonAllen LLP with respect to any tax advice or accounting services for periods ending on or before the Closing Date or for any Straddle Period to the extent not paid at the Closing; and (iv) any default in any payment owing to the Company related to the divestiture of K2, each of the preceding only to the extent not included in Closing Net Working Capital.
               Section 7.2.2 Escrow as Sole Source. Except in the case of actual fraud perpetuated by the Person against whom any claim for such fraud exists (a) the remedies provided in this Section 7.2 will be the sole and exclusive remedies against the Company, the Holders, in each case acting in such capacity, that may be available to Parent and the other

Purchaser Indemnitees following the Closing for any breach of a representation, warranty, covenant or agreement contained herein and (b) the Escrow Funds shall constitute the sole source of payment or recovery for all claims for indemnification by the Purchaser Indemnitees pursuant to this Section 7.2.
          Section 7.3 Indemnification of the Seller Indemnitees.
               Section 7.3.1 Parent indemnifies and holds harmless the Holders and their respective representatives, stockholders, controlling persons and affiliates (collectively, the “Seller Indemnitees”) for, and will pay to the Seller Indemnitees the amount of all Damages arising, directly or indirectly, from or in connection with any breach by Parent of any covenant or obligation of Parent in this Agreement or any agreement or document delivered by Parent in connection with this Agreement.
          Section 7.4 Limits on Indemnification.
               Section 7.4.1 Limits on Indemnification of the Purchaser Indemnitees. Subject to this Section 7.4.1, (i) no Purchaser Indemnitee shall be entitled to indemnification pursuant to this Article 7 unless and until the aggregate amount of all Damages for which all Purchaser Indemnitees are entitled to indemnification pursuant to this Article 7 exceeds $250,000 (the “Threshold Amount”), at which time the Purchaser Indemnitees shall be entitled to indemnification only to the extent all Damages for which all Purchaser Indemnitees are entitled to indemnification pursuant to this Article 7 exceed the Threshold Amount and (ii) the aggregate amount of Damages for which all Purchaser Indemnitees are entitled to indemnification pursuant to this Article 7 shall not exceed, in the aggregate, an amount equal to the Escrow Amount; provided, however, that with respect to Damages arising out of matters addressed in Section 7.2.1.3, all references to the term “Threshold Amount” shall instead be with reference to the Tax Threshold Amount.
               Section 7.4.2 Limits on Indemnification of the Seller Indemnitees. Notwithstanding any provision herein to the contrary, (i) no Seller Indemnitee shall be entitled to indemnification pursuant to this Article 7 unless and until the aggregate amount of all Damages for which all Seller Indemnitees are entitled to indemnification pursuant to this Article 7 exceeds the Threshold Amount, at which time the Seller Indemnitees shall be entitled to indemnification only to the extent all Damages for which all Seller Indemnitees are entitled to indemnification pursuant to this Article 7 exceeds the Threshold Amount and (ii) the aggregate amount of Damages for which all Seller Indemnitees are entitled to indemnification pursuant to this Article 7 shall not exceed, in the aggregate, an amount equal to the Escrow Amount.
          Section 7.5 Indemnification Procedure.
               Section 7.5.1 Except with respect to Tax Contests, which are addressed in Section 7.5.2, a person entitled to indemnification under this Article 7 (an “Indemnified Party”) shall give written notification to the party that provided the indemnification (the “Indemnifying Party”) of the commencement of any third party claim for which such Indemnified Party desires to seek indemnification pursuant to this Article 7 (a “Third Party Action”); provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure or to the extent the Indemnifying Party is prejudiced thereby. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party may not assume control of the defense of any Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The non-controlling party may participate in such defense at its own expense. The controlling party shall keep the non-controlling party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the non-controlling party with respect thereto. The non-controlling party shall furnish the controlling party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with the controlling party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnifying Party has not assumed the defense of such Third Party Action (or is not permitted to assume such defense under the terms hereof) or (ii) the Indemnifying Party assumes control of such defense and representation of the Indemnifying Party and the Indemnified Party by the same counsel would constitute a conflict of interest under applicable standards of professional conduct. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.
               Section 7.5.2 Parent, the Holding Company and the Surviving Corporation, on the one hand, and the Stockholders’ Representative, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period which might result in an indemnity payment pursuant to Section 7.2.1.3 (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Parent shall control the conduct of all Tax Contests, including any settlement or compromise thereof; provided, however, that Parent shall not settle or compromise any Tax Contest without the approval of the Stockholders’ Representative, which approval shall not be unreasonably withheld, conditioned or delayed. The Stockholders’ Representative may participate at their own expense with respect to any Tax Contest.
          Section 7.6 Tax Treatment. All amounts paid with respect to indemnification claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Merger Consideration.
          Section 7.7 Release of Escrow.

               Section 7.7.1 Within five (5) Business Days after the first anniversary of the Closing Date, Parent and the Stockholders’ Representative shall execute written instructions to the Escrow Agent instructing the Escrow Agent (A) to disburse an amount equal to (i) one-half of the Escrow Funds (less the aggregate amount of all claims for indemnification asserted in writing by the Purchaser Indemnitees prior to such date pursuant to Article 7 hereof to the extent not paid or satisfied prior to such date (“Pending Claims”))(the “First Release Amount”) multiplied by (ii) the aggregate Escrow Percentage of all Selling Stockholders (the “Selling Stockholder First Release Funds”) to the Stockholders’ Representative and (B) to disburse an amount equal to (i) the First Release Amount multiplied by (ii) the aggregate Escrow Percentage of all Option Holders (the “Option Holder First Release Funds”) to the Surviving Corporation. Promptly after its receipt of the Selling Stockholder First Release Funds, the Stockholders’ Representative shall distribute to each Selling Stockholder an amount in cash equal to (y) the First Release Amount multiplied by (z) each such holder’s Fully-Diluted Percentage, less any applicable withholding. Promptly after its receipt of the Option Holder First Release Funds, the Surviving Corporation shall distribute to each Option Holder an amount in cash equal to (y) First Release Amount multiplied by (z) each such Option Holder’s Fully-Diluted Percentage, less any applicable withholding.
               Section 7.7.2 Within five (5) Business Days of the date that is the eighteen (18) month anniversary of the Closing Date, Parent and the Stockholders’ Representative shall execute written instructions to the Escrow Agent instructing the Escrow Agent to disburse an amount in cash equal to the remaining Escrow Funds (less the aggregate amount of all Pending Claims) (the “Second Release Amount”) to the Stockholders’ Representative and the Surviving Corporation with the amount to be disbursed to the Stockholders’ Representative and the Surviving Corporation determined using the formula set forth in Section 7.7.1 used to determine the amount of the First Release Amount disbursed to each of the Stockholders’ Representative and the Surviving Corporation. The total amount of the Second Release Amount received by the Stockholders’ Representative is hereinafter referred to as the “Selling Stockholder Second Release Funds.” The total amount of the Second Release Amount received by the Surviving Corporation is hereinafter referred to as the “Option Holder Second Release Funds”. Promptly after its receipt of the Selling Stockholder Second Release Funds, the Stockholders’ Representative shall distribute to Selling Stockholder an amount in cash equal to (y) the Second Release Amount multiplied by (z) each such Selling Stockholder’s Escrow Percentage, less any applicable withholding. Promptly after its receipt of the Option Holder Second Release Funds, the Surviving Corporation shall distribute to each Option Holder an amount in cash equal to (y) Second Release Amount multiplied by (z) each such Option Holder’s Escrow Percentage, less any applicable withholding. Promptly following the resolution of a Pending Claim, the Escrow Agent shall release to each of the Stockholders’ Representative and the Surviving Corporation that portion of any Escrow Funds retained in respect of such Pending Claim remaining after the resolution (including the making of any payments required to be made in connection with such resolution) of such Pending Claim (the “Pending Claims Funds”) with the amount to be disbursed to the each of the Stockholders’ Representative and the Surviving Corporation determined using the formula set forth in Section 7.7.1 used to determine the amount of the First Release Amount disbursed to each of the Stockholders’ Representative and the Surviving Corporation. Promptly upon the Stockholders’ Representative’s or the Surviving Corporation’s receipt of any Pending Claims Funds, the Stockholders’ Representative or the Surviving Corporation, as applicable, shall distribute such Pending Claims Funds to the

Selling Stockholders (in the case of the Stockholders’ Representative) or the Option Holders (in the case of the Surviving Corporation) using the formula set forth in Section 7.7.1 for the allocation of either the Selling Stockholder First Release Funds or the Option Holder First Release Funds, as applicable.
               Section 7.7.3 Upon the final determination of any amount of Damages to which any Purchaser Indemnitee shall be entitled pursuant to this Article 7, Parent shall execute written instructions to the Escrow Agent instructing the Escrow Agent to disburse the amount of such Damages to such Purchaser Indemnitee from the Escrow Funds in accordance with the terms of this Article 7.
               Section 7.7.4 Any distribution pursuant to this Section 7.7 shall be made in accordance with this Agreement and the Escrow Agreement.
          Section 7.8 Stockholders’ Representative.
               Section 7.8.1 Appointment. The “Stockholders’ Representative” shall initially be Norwest Equity Partners IX, L.P. By the execution and delivery of this Agreement, each Selling Stockholder, and by acceptance from each Option Holder of their respective portion of the Aggregate Option Payment, each Option Holder, hereby irrevocably constitutes and appoints the Stockholders’ Representative as his, her or its true and lawful agent, attorney-in-fact and representative to act hereunder in accordance with the terms hereof. The Stockholders’ Representative shall have full power and authority to take all actions under this Agreement and the Escrow Agreement that are to be taken or are permitted to be taken by the Stockholders’ Representative. Parent and any third party may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders’ Representative in all matters referred to herein. Any action taken by the Stockholders’ Representative must be in writing and must be signed by the Stockholders’ Representative. The Stockholders’ Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement or the Escrow Agreement, including, without limitation, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Stockholders’ Representative, interpreting on behalf of the Selling Stockholders all of the terms and provisions of this Agreement or the Escrow Agreement, authorizing payments to be made with respect hereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Stockholders’ Representative in connection with this Agreement or the Escrow Agreement, defending all indemnity claims against the Selling Stockholders pursuant to this Article 7 (each, an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent under this Agreement and Parent and the Escrow Agent under the Escrow Agreement, taking any all other actions specified in or contemplated by this Agreement or the Escrow Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholders’ Representative shall have the full power and authority to interpret on behalf of the Selling Stockholders all the terms and provisions of this Agreement and the Escrow Agreement, and to consent to any amendment hereof or thereof in its capacity as Stockholders’ Representative.

               Section 7.8.2 Authorization. Without limiting the foregoing Section 7.8.1, the Selling Stockholders each hereby expressly authorize the Stockholders’ Representative to:
                    Section 7.8.2.1 Receive all notices or documents given or to be given to Stockholders’ Representative pursuant hereto or the Escrow Agreement, or in connection herewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;
                    Section 7.8.2.2 Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the Escrow Agreement, and the transactions contemplated hereby or thereby as the Stockholders’ Representative may in its sole discretion deem appropriate;
                    Section 7.8.2.3 To waive any condition to the obligations of such Selling Stockholder to consummate the transactions contemplated by this Agreement;
                    Section 7.8.2.4 Enter into amendments to this Agreement and the Escrow Agreement or waive any provision of either of the foregoing, in each case, on behalf of all Selling Stockholders, as contemplated by Section 8.7;
                    Section 7.8.2.5 After the Effective Time, take such action as the Stockholders’ Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent or Merger Sub contained in this Agreement or in any document delivered by Parent or Merger Sub pursuant hereto; (B) taking such other action as the Stockholders’ Representative is authorized to take under this Agreement or the Escrow Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Stockholders’ Representative, required under this Agreement or the Escrow Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article 7 and any waiver of any obligation of Parent or the Surviving Corporation.
               Section 7.8.3 The Stockholders’ Representative will act in the best interest of the Selling Stockholders. Notwithstanding the foregoing, or any provision herein to the contrary, the Stockholders’ Representative is not an agent of the Selling Stockholders and shall have no duties to the Selling Stockholders or liability to the Selling Stockholders with respect to any action taken, decision made or instruction given by the Stockholders’ Representative in connection with this Agreement or the Escrow Agreement.
               Section 7.8.4 Indemnification of Stockholders’ Representative. The Stockholders’ Representative shall be indemnified for and shall be held harmless by the Selling Stockholders against any loss, liability or expense incurred by the Stockholders’ Representative, any of its Affiliates and any of the respective partners, members, managers, directors, officers, employees, agents, shareholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons of the Stockholders’ Representative or his or her affiliates, in each case relating to the Stockholders’ Representative’s conduct as the Stockholders’

Representative, other than losses, liabilities or expenses resulting from such member’s gross negligence or willful misconduct in connection with its performance under this Agreement or the Escrow Agreement. This indemnification shall survive the termination of this Agreement. The Stockholders’ Representative shall be entitled to reimbursement for all costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) which may be paid from the Stockholders’ Representative Expense Account. The Stockholders’ Representative may, in all questions arising under this Agreement or the Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Stockholders’ Representative in accordance with such advice, the Stockholders’ Representative shall not be liable to the Selling Stockholders or any other person. In no event shall the Stockholders’ Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.
               Section 7.8.5 Reasonable Reliance by Stockholders’ Representative. In the performance of its duties hereunder or under the Escrow Agreement, the Stockholders’ Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Selling Stockholders and (ii) assume that any person purporting to give any notice in accordance with the provisions hereof or the Escrow Agreement has been duly authorized to do so.
               Section 7.8.6 Reasonable Reliance upon Stockholders’ Representative. Parent, Merger Sub and the Surviving Corporation shall be entitled to rely upon any statements furnished to it by, and the actions of, or the failure to act by, the Stockholders’ Representative. None of Parent, Merger Sub or the Surviving Corporation shall be liable to any Seller Indemnity for damages sustained by any such Seller Indemnity, arising out of or related to the performance of, or failure to perform by, the Stockholders’ Representative of its obligations set forth in this Agreement or the Escrow Agreement, nor shall the actions of, or the failure to act by, the Stockholders’ Representative be used as a defense against any claim for damages made by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement or the Escrow Agreement.
               Section 7.8.7 Orders. The Stockholders’ Representative is authorized, in its sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to any Indemnity Claim.
               Section 7.8.8 Removal of Stockholders’ Representative. A majority in interest of the Selling Stockholders shall have the right at any time to remove the then acting Stockholders’ Representative and appoint a successor Stockholders’ Representative; provided, however, that neither such removal of the then acting Stockholders’ Representative nor such appointment of a successor Stockholders’ Representative shall be effective until such person enters into an acknowledgment agreeing that he, she, or it accepts the responsibility of successor Stockholders’’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholders’ Representative. For all purposes hereunder, a majority in interest of the Selling Stockholders shall be determined on the basis of each Selling Stockholder’s Escrow Percentage. Each successor Stockholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original

Stockholders’ Representative, and the term “Stockholders’ Representative” as used herein (and in the Escrow Agreement) shall be deemed to include any interim or successor Stockholders’ Representative.
               Section 7.8.9 Expenses of the Stockholders’ Representative. The Stockholders’ Representative shall be entitled to withdraw cash amounts held in the Stockholders’ Representative Expense Account in reimbursement for out of pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Representative in performing under this Agreement or the Escrow Agreement.
               Section 7.8.10 Irrevocable Appointment. Subject to Section 7.8.8, the appointment of the Stockholders’ Representative hereunder shall be deemed coupled with an interest and shall be irrevocable and, subject to Section 7.8.3, any action taken by the Stockholders’ Representative pursuant to the authority granted in this Section 7.8 shall be effective and absolutely binding as the action of the Stockholders’ Representative under this Agreement and the Escrow Agreement.
Article 8.
General Provisions.
          Section 8.1 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:
          If to Parent, the Holding Company, Merger Sub or the Surviving Corporation, addressed to it at:
USA Mobility, Inc.
6850 Versar Center, Suite 420
Springfield, VA 22151
Attn: Sharon Woods
Phone: (703) 269-6905
Fax: (866) 382-1662

          with a copy to (which shall not constitute notice):
Latham & Watkins LLP
555 Eleventh Street NW, Suite 1000
Washington, DC 20004
Attention: William P. O’Neill
Facsimile No.: (202) 637-2201
          If to the Selling Stockholders or the Stockholders’ Representative, addressed to it at:
c/o Norwest Equity Partners
80 South 8th Street, Suite 3600
Minneapolis, MN 55402
Attn: Tom Schauerman
Phone: (612) 215-1695
Fax: (612) 215-1601
          with a copy to (which shall not constitute notice):
Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, MN 55402
Attention: Kenneth L. Cutler and Christopher J. Bellini
Facsimile No.: (612) 340-2868
          Section 8.2 Certain Definitions. For purposes of this Agreement, the term:
          “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.
          “Aggregate Fully-Diluted Common Shares” means (i) the aggregate number of Common Shares held by all Selling Stockholders immediately prior to the Closing, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the payment and cancellation in full of all Company Options held by all Option Holders immediately prior to the Closing.
          “Aggregate Option Exercise Price” means the sum of the exercise prices payable upon exercise in full of all Company Options held by all Option Holders immediately prior to the Closing.
          “Business Day” means any day other than a day on which the SEC shall be closed.
          “Cash Per Fully-Diluted Common Share” means (i) the sum of (A) the Merger Consideration, plus (B) the Aggregate Option Exercise Price, less (C) the Stockholders’

Representative Expense Amount, less (D) the Transaction Expense Amount, less (E) the Transaction Bonus Amount divided by (ii) the Aggregate Fully-Diluted Common Shares.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.
          “Company Material Adverse Effect” means any change affecting, or condition having an effect on, the Company that is materially adverse to the assets, liabilities, business, financial condition or results of operations of the Company, other than any change, circumstance, fact, event or effect arising out of or resulting from: (a) general economic conditions in the United States or any other country (or changes therein), general conditions in the financial markets in the United States or any other country (or changes therein) and general political conditions in the United States or any other country (or changes therein), in any such case to the extent that such conditions do not have a materially disproportionate adverse effect on the Company relative to other companies similarly situated in the industries or geographies in which the Company operates; (b) general conditions in the industries in which the Company conducts business (or changes therein), in any such case to the extent that such conditions do not have a materially disproportionate adverse effect on the Company relative to other companies similarly situated in such industries; (c) any conditions arising out of acts of terrorism or war, weather conditions or other force majeure events to the extent that such conditions do not have a materially disproportionate adverse effect on the Company relative to other companies similarly situated in the industries or geographies in which the Company operates; (d) changes in GAAP or accounting requirements applicable to the industries in which the Company conducts business (or the interpretation of any of the foregoing) in any such case to the extent that such changes do not have a materially disproportionate adverse effect on the Company relative to other companies similarly situated in the industries or geographies in which the Company operates; or (e) the announcement of this Agreement or performance of this Agreement by any of the parties hereto and the other transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement.
          “Company Owned Intellectual Property” means the Intellectual Property owned by the Company as of the date of the Agreement, including all Registered IP.
          “Copyrights” means all registered copyrights and registrations and applications therefor and works of authorship.
          “Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which the Company is a party or to which any of the assets of the Company are subject, whether oral or written, express or implied.

          “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.
          “DCAA” means the Defense Contract Audit Agency of the United States Government.
          “Environmental Laws” means any applicable federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order, and any enforceable judicial or administrative interpretation thereof, relating to the pollution, the protection of human health or the environment, natural resources or exposure to hazardous materials, substances or wastes.
          “Environmental Liabilities” means any claim, suit, action, proceeding, investigation, expense, cost, judgment, or other liability (whether express or implied, contingent or liquidated), for monetary damages, civil or criminal penalties, fines, sanctions, administrative or judicial orders or directives, injunctive relief, or any other obligation of the Company, arising in whole or in part under any Environmental Law.
          “Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
          “ERISA Affiliate” means any entity or trade or business (whether or not incorporated) other than the Company that together with the Company is considered, at the relevant time, under common control and treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
          “Escrow Agreement” means an escrow agreement to be entered into by and among Parent, the Escrow Agent and the Stockholders’ Representative in substantially the form attached as Exhibit E hereto.
          “Escrow Funds” means, at any given time after the Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including (to the extent applicable) remaining amounts of interest actually earned.
          “Escrow Percentage” means, with respect to any Holder, a ratio (expressed as a percentage) equal to (x) the sum of (A) the product of (I) the number of Common Shares and shares of Company Common Stock issuable upon the payment and cancellation of all Company Options held by such Holder immediately prior to the Closing and (II) the Cash Per Fully-Diluted Share less (B) the product of (I) the number of shares of Company Common Stock issuable upon the payment and cancellation of all Company Options held by such Holder immediately prior to Closing and (II) the applicable exercise price of such Company Options, divided by (y) the sum of (A) the product of (I) the Aggregate Fully-Diluted Common Shares and (II) the Cash Per Fully-Diluted Common Share less (B) the Aggregate Option Exercise Price.
          “Exchange” means the NASDAQ.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Expenses” means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.
          “Fully-Diluted Percentage” means, with respect to any Holder, a ratio (expressed as a percentage) equal to (x) the sum of (A) the number of Common Shares held by such Selling Stockholder immediately prior to the Closing and (B) the number of shares of Company Common Stock issuable upon the payment and cancellation of all Company Options held by such Option Holder immediately prior to the Closing, divided by (y) the Aggregate Fully-Diluted Common Shares.
          “Funded Debt” means all indebtedness of the Company for borrowed money (including any drawn amount under any line of credit) together with accrued and unpaid interest thereon, as well as any prepayment, change of control or other similar penalties and related costs and expenses related thereto.
          “GAAP” means generally accepted accounting principles as applied in the United States.
          “GAO” means the United States Government Accountability Office.
          “Government Contract” means any prime Contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind (whether or not currently in effect), between the Company or the Subsidiary, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor with respect to any Contract of a type described in clauses (a) or (b) above, on the other hand. A task, change, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
          “Government Bid” means any offer to sell made by the Company or the Subsidiary which, if accepted, would result in a Government Contract.
          “Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

          “group” is defined as in the Exchange Act, except where the context otherwise requires.
          “Hazardous Materials” means any materials, substances or wastes that are defined by, or regulated under, any Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, contaminant, pollutant, toxic waste, or toxic substance, including, without limitation, petroleum or petroleum byproducts, asbestos-containing materials and polychlorinated biphenyls.
          “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations thereunder.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
          “Intellectual Property” includes both foreign and domestic rights and is defined as: (a) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (b) all computer software (including data and related documentation), (c) all registered and common law trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (d) all inventions (whether patentable or unpatentable), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all domain names, and (g) all other proprietary rights.
          “IRS” means the United States Internal Revenue Service.
          “Judgment” means any order, writ, injunction, judgment, decree, or arbitration ruling or award.
          “knowledge” of any person with respect to any fact or matter shall be deemed to be present if such person is actually aware of such fact or matter; provided that, in the case of the Company, “knowledge” with respect to any fact or matter shall be deemed to be present if Christopher Heim, Daniel Mayleben or Michael Mehr is actually aware of such fact or matter.
          “Law” means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.
          “Liens” means all mortgages, deeds of trust, collateral assignments, security interests, UCC financing statements, conditional or other sales agreements, liens, pledges, hypothecations, and other encumbrances of any kind.

          “Marks” means all registered trademarks, service marks, trade dress rights, logos and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.
          “Net Working Capital” as of any date means the difference (whether positive or negative) of (i) the current assets of the Company as of such date and (ii) the current liabilities of the Company including (a) any deferred compensation arrangements with employees, officers or directors of the Company, (b) any severance or other payments due to any director, officer or employee of the Company, (c) management annualized bonuses accrued on a daily pro rata basis to the Closing Date as if earned by the Closing Date and not by the end of the Company’s 2011 fiscal year and (d) the cash portion and any employer-side taxes of any bonus payable to any officer or employee of the Company (notwithstanding the foregoing (a)-(d), excluding principal on Funded Debt but including accrued interest thereon), in each case determined in accordance with GAAP, consistent with the historical audited financial statement presentation of the Company, and, notwithstanding anything to the contrary herein, in each case without giving effect to any changes to such current assets or current liabilities resulting from the transactions contemplated hereby (including the financing thereof).
          “Patents” means all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon.
          “Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and in either case, such Liens do not materially impair the conduct of the business of the Company or the present use of the affected property, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established and which are set forth on the Closing Balance Sheet, (iii) Liens securing rental payments under capital lease agreements and (iv) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) (x) that would be disclosed by a physical inspection of such real property or (y) which have been disclosed to Parent prior to the date of this Agreement and in each case which do not materially interfere with the present uses of such real property.
          “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).
          “Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the close of business on the Closing Date.
          “Public Official” means (i) any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (i) or (ii) of this definition.

          “Registered IP” means all U.S. and foreign Patents, Marks and Copyrights registered by or on behalf of the Company with any Governmental Entity.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Selling Stockholders” means each of NEP IX, LP, NEP VIII, LP, Split Rock Partners, LP, Split Rock Partners II, LP, Christopher Heim, Daniel Mayleben, Jeffrey Greiner and James and Michaeline Lindner, JTWROS.
          “Stockholder Approval” means the approval of this Agreement and the Merger by the holders of a requisite number of shares of Company Common Stock.
          “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
          “Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.
          “Subpart F Inclusion” means any amount of income recognized for U.S. federal or applicable state or local income or franchise tax purposes by any member of the affiliated group (within the meaning of Section 1504 of the Code or similar provisions of applicable state or local Tax Law) of which Parent is a member for the taxable year ending December 31, 2011, pursuant to Section 951 of the Code (or similar provisions of applicable state or local Tax Law).
          “subsidiary” of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
          “Taxes” or “Tax” means, with respect to any Person, any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, escheated property, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, goods and services, gains tax and license, permit, registration, qualification and documentation fees, together with any interest and penalties or other additions thereto, whether disputed or not, for which such Person may be liable (by contract, as transferee or successor, by law (including as a result of the application of Treasury Regulation Section 1.1502-6) or otherwise).
          “Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or similar document or statement supplied or required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
          “Transaction Bonus Amount” means an amount of cash equal to $180,000 to be paid pursuant to the Funds Flow Memorandum at the Closing.
          “Transaction Expense Amount” means the amount of expenses incurred by the Selling Stockholders in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, as reflected on the Funds Flow Memorandum.
          “Transfer Taxes” means all stock transfer, real estate transfer, sales, use, documentary, stamp, and all conveyance fees, recording charges and other similar Taxes imposed as a result of or in connection with the Merger.
          “Unauthorized Code” means any virus, trojan horse, worm or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm Software, hardware or data.
          Section 8.3 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Aggregate Option Payment”	Section 2.2.1.4
“Agreement”	Preamble
“Audited Company Financial Statements”	Section 3.7.1
“Auditor”	Section 2.4.4
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2.2.1
“Closing”	Section 1.2
“Closing Balance Sheet”	Section 2.4.1
“Closing Date”	Section 2.4.1
“Closing Net Working Capital”	Section 2.4.3
“Common Share”	Section 2.1.1
“Company”	Preamble
“Company Benefit Plan”	Section 3.12.1
“Company Board”	Section 3.8.1
“Company Bylaws”	Section 3.1.1
“Company Certificate”	Section 3.1.1
“Company Disclosure Schedule”	Preamble to Article 3

“Company Employees”	Section 5.1.1
“Company Financial Statements”	Section 3.7.1
“Company Material Contract”	Section 3.14.1
“Company Options”	Section 2.1.1
“Company Permits”	Section 3.6.1
“Company Preferred Stock”	Section 3.2.1
“Company Products”	Section 3.17.1.1
“Company Stock Option Plans”	Section 2.1.1
“Confidentiality Agreement”	Section 8.6
“COTS”	Section 3.17.1.4
“Damages”	Section 7.2.1
“DGCL”	Preamble
“Dissenting Shares”	Section 7.2.1.4
“Employment Agreements”	Section 6.1.6
“Escrow Agent”	Section 2.2.1.2
“Escrow Amount”	Section 2.2.1
“Estimated Net Working Capital”	Section 2.4.1
“First Release Amount”	Section 7.7.1
“Funding Amount”	Section 2.2.1.1
“Funds Flow Memorandum”	Section 2.2.1
“Group Company”	Section 5.4.1
“Holders”	Section 2.1.1
“Holding Company”	Preamble
“Inbound License Agreements”	Section 3.17.1.4
“Indemnified Party”	Section 7.5.1
“Indemnifying Party”	Section 7.5.1
“Indemnity Claim”	Section 7.8.1
“Insurance Policies”	Section 3.19
“Leased Real Property”	Section 3.21.2
“Liabilities”	Section 3.10
“Liquidity Award Plan”	Section 6.1.5
“Material Intellectual Property”	Section 3.17.1.1
“Merger”	Preamble
“Merger Consideration”	Section 2.1.2.1
“Merger Sub”	Preamble
“Multiemployer Plan”	Section 3.12.6
“Option”	Section 2.1.1
“Option Holder First Release Funds”	Section 7.7.1
“Option Holder Second Release Funds”	Section 7.7.2
“Option Holders”	Section 2.1.1
“Outbound License Agreement”	Section 3.17.2.3
“Parent”	Preamble
“Parent Benefit Plans”	Section 5.1.1
“Parent Bylaws”	Section 4.1.1

“Parent Certificate”	Section 4.1.1
“Parent Form 10-K”	Section 4.1.1
“Pending Claims”	Section 7.7.1
“Pending Claims Funds”	Section 7.7.2
“Personal Data”	Section 3.17.5.1
“Privacy Agreements”	Section 3.6.3.1
“Purchaser Indemnitees”	Section 7.2.1
“Restricted Period”	Section 5.4.1
“Second Release Amount”	Section 7.7.2
“Seller Indemnitees”	Section 7.3
“Selling Executive Stockholders”	Section 5.4
“Selling Stockholder First Release Funds”	Section 7.7.1
“Selling Stockholder Second Release Funds”	Section 7.7.2
“Stockholders’ Representative”	Section 7.8.1
“Stockholders’ Representative Expense Account”	Section 2.2.1.3
“Stockholders’ Representative Expense Amount”	Section 2.2.1.3
“Straddle Period Tax Return”	Section 5.3.2
“Subsidiary”	Section 3.1
“Survival Expiration Date”	Section 7.1.1
“Surviving Corporation”	Section 1.1
“Target Net Working Capital”	Section 2.4.2
“Tax Contest”	Section 7.5.2
“Tax Threshold Amount”	Section 7.2.1.3
“Third Party Action”	Section 7.5.1
“Threshold Amount”	Section 7.4.1
“WARN”	Section 3.13.4
          Section 8.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          Section 8.6 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule and the other documents delivered pursuant hereto), each Ancillary Agreement and the confidentiality agreement previously executed by the Company and Parent (the “Confidentiality Agreement”) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.
     Section 8.7 Amendment and Waiver. This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.
          Section 8.8 Assignment. No party may assign this Agreement without the prior written consent of the other parties; except that Parent may, without such consent, assign all such rights to any lender as collateral security and any or all such rights and obligations to any affiliate or subsidiary of Parent or to a successor in interest to Parent which shall assign such obligations and liabilities of Parent under this Agreement but which assignment shall not release Parent from its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties.
          Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          Section 8.10 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
               Section 8.10.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.
               Section 8.10.2 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or, if jurisdiction is available, the United States District Court for the District of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in any such court, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in the United States District Court for the District of Delaware, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State court or the United States District Court for the District of Delaware, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any Delaware State court or the United States District Court for the District of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
               Section 8.10.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.3.
          Section 8.11 Disclosure. Any matter disclosed in any section of the Company Disclosure Schedule shall be considered disclosed for other sections of such Company Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of the Company Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.
          Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          Section 8.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

USA MOBILITY, INC.
By:	/s/ Vincent D. Kelly
	Name:	Vincent D. Kelly
	Title:	President and Chief Executive Officer

ARCH WIRELESS, INC.
By:	/s/ Vincent D. Kelly
	Name:	Vincent D. Kelly
	Title:	President and Chief Executive Officer

USMO ACQUISITION CO.
By:	/s/ Vincent D. Kelly
	Name:	Vincent D. Kelly
	Title:	President and Chief Executive Officer

AMCOM SOFTWARE, INC.
By:	/s/ Christopher Heim
	Name:	Christopher Heim
	Title:	Chief Executive Officer

By:	/s/ Daniel Mayleben
	Name:	Daniel Mayleben

By:	/s/ Jeffrey Greiner
	Name:	Jeffrey Greiner

By:	/s/ James and Michaeline Lindner, JTWROS
	Name:	James and Michaeline Lindner, JTWROS

NORWEST EQUITY PARTNERS VIII, LP
By:	ITASCA PARTNERS VIII, LLC
Its: General Partner

[Signature Page — Agreement and Plan of Merger]

By:	/s/ John E. Lindahl
	Name:	John E. Lindahl
	Title:	Member

NORWEST EQUITY PARTNERS IX, LP
By:	ITASCA PARTNERS IX, LLC
Its:	General Partner

By:	/s/ John E. Lindahl
	Name:	John E. Lindahl
	Title:	Member

SPLIT ROCK PARTNERS, LP
By:	SPLIT ROCK PARTNERS MANAGEMENT, LLC
Its:	General Partner

By:	/s/ Michael B. Gorman
	Name:	Michael B. Gorman
	Title:	Managing Director

SPLIT ROCK PARTNERS II, LP
By:	SPLIT ROCK PARTNERS II MANAGEMENT, LLC
Its:	General Partner

By:	/s/ Michael B. Gorman
	Name:	Michael B. Gorman
	Title:	Managing Director

[Signature Page — Agreement and Plan of Merger]

For purposes of Sections 2.2, 2.4, 7.5 and 7.8 hereof
in its capacity of Stockholders’ Representative:

NORWEST EQUITY PARTNERS, IX, LP
By:	ITASCA PARTNERS IX, LLC
Its:	General Partner

By:	/s/ John E. Lindahl
	Name:	John E. Lindahl
	Title:	Member